As filed with the Securities and Exchange Commission on January 13, 1997
                                                 Registration No. 333-__________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          STATE CAPITAL BANCORP, INC.
  (exact name of registrant as specified in its certificate of incorporation)



                    MARYLAND                                      6712                                Being applied for
(State or other jurisdiction of incorporation or            (Primary Standard                (IRS Employer Identification No.)
                 organization)                         Classification Code Number)


                          State Capital Bancorp, Inc.
                             1905 White Heron Road
                           Annapolis, Maryland 20411
                                 (301) 757-5372

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                             John W. Marhefka, Jr.
                     President and Chief Executive Officer
                          State Capital Bancorp, Inc.
                             1905 White Heron Road
                           Annapolis, Maryland 20411
                                 (301) 757-5372

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                           Mary M. Sjoquist, Esquire
                           Philip G. Feigen, Esquire
                           Muldoon, Murphy & Faucette
                          5101 Wisconsin Avenue, N.W.
                             Washington, D.C. 20016
                                 (202) 362-0840

         Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

===================================================================================================================================
   Title of each Class of           Amount to          Proposed Maximum             Proposed Maximum                 Amount of
 Securities to be Registered      be Registered       Offering Price per        Aggregate Offering Price         Registration Fee
                                                             Unit                          (1)
-----------------------------------------------------------------------------------------------------------------------------------
        Common Stock                 800,000
       $1.00 par Value                Shares                $10.00                     $8,000,000                     $2,500
===================================================================================================================================

(1)  Estimated solely for the purpose of calculating the registration fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                          STATE CAPITAL BANCORP, INC.

     Cross Reference Sheet Showing Location in the Subscription and Community Offering Prospectus ("Prospectus") of Information Required by Items of Form SB-2:


         Registration Statement Item and Caption                Prospectus Headings
1.       Front of Registration Statement and Outside            Front Cover Page
         Cover of Prospectus
2.       Inside Front and Outside Back Cover Page               Inside Front and Outside Back Cover Pages
         of Prospectus
3.       Summary Information and Risk Factors                   Prospectus Summary; Risk Factors
4.       Use of Proceeds                                        Use of Proceeds
5.       Determination of Offering Price                        Risk Factors
6.       Dilution                                               Not Applicable
7.       Selling Security Holders                               Not Applicable
8.       Plan of Distribution                                   Front Cover Page; The Offering
9.       Legal Proceedings                                      Not Applicable
10.      Directors, Executive Officers, Promoters and           Management
         Control Persons
11.      Security Ownership of Certain Beneficial               Management -- General
         Owners and Management
12.      Description of Securities                              Dividend Policy; Description of the Capital Stock of
                                                                the Company

13.      Interests of Named Experts and Counsel                 Not Applicable

14.      Disclosure of Commission Position on                   Management -- Liability and Indemnification of
         Indemnification for Securities Act Liabilities         Directors and Officers

15.      Organization Within Last Five Years                    Management -- Transactions with the Company and
                                                                Bank
16.      Description of Business                                Prospectus Summary; The Company and the Bank;
                                                                Proposed Business: Supervision and Regulation
17.      Management's Discussion and Analysis or                Proposed Business; Management's Discussion and
         Plan of Operation                                      Analysis of Financial Condition and Results of
                                                                Operations
18.      Description of Property                                The Company and the Bank
19.      Certain Relationships and Related                      Management -- Transactions with the Company and
         Transactions                                           Bank
20.      Market for Common Equity and Related                   Risk Factors -- Absence of a Trading Market
         Stockholder Matters
21.      Executive Compensation                                 Management
22.      Financial Statements                                   Balance Sheet of State Capital Bancorp, Inc.
23.      Changes In and Disagreements With                      Not Applicable
         Accountants on Accounting and Financial
         Disclosure

                          STATE CAPITAL BANCORP, INC.
                      A Proposed Bank Holding Company for
                               STATE CAPITAL BANK
                   550,000 to 800,000 SHARES OF COMMON STOCK
                                $10.00 PER SHARE

         State Capital Bancorp, Inc., a Maryland corporation (the "Company"), hereby offers for sale to the public (the "Offering") at a price of $10.00 per share (the "Offering Price") a minimum of 550,000 and a maximum of 800,000 shares of the Company's common stock ("Common Stock"), par value $1.00 per share (the "Shares"). There currently is no market for the Company's Common Stock and it is not likely that an active trading market for the shares will develop in the near future. The Offering Price was established arbitrarily by the Organizers. See "RISK FACTORS" - "Offering Price" and "Absence of Trading Market."

         The Company has been organized primarily to own and control, upon receipt of regulatory approvals, all of the capital stock of State Capital Bank ( the "Bank"), a Maryland-chartered, Federal Reserve System member trust company. The Company and the Bank have not yet conducted active business operations, and the commencement of such operations is conditioned upon receipt of various regulatory approvals from state and federal agencies and the sale of a minimum of 550,000 shares of the Common Stock offered hereby. If the required regulatory approvals are not received and/or the minimum number of shares are not sold by ______, 1997 or by such subsequent date not beyond ______, 1997 (the "Extended Expiration Date") to which the Offering may be extended by the Company, all subscription proceeds will be returned promptly to the subscribers, together with the full amount of interest earned thereon in escrow, without deduction of any fees, commissions or expenses. See "THE OFFERING - Conditions to the Offering and Release of Funds."

         The Common Stock is being offered by the Company through Charles Webb & Company, A Division of Keefe, Bruyette & Woods, Inc. (the "Agent") and selected broker/dealers (the "Selected Dealers") that are registered broker/dealers and members of the National Association of Securities Dealers, Inc., on a "best efforts" agency basis. The Agent and the Selected Dealers have no obligation or commitment to purchase any of the shares offered or to assure the sale of the minimum or maximum number of shares offered hereby.

         INVESTMENT IN THE COMMON STOCK INVOLVES A SUBSTANTIAL DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE ____ FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY POTENTIAL INVESTORS.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC") OR ANY OTHER FEDERAL AGENCY OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY OTHER FEDERAL AGENCY OR ANY STATE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER ENTITY.

FOR INFORMATION ON HOW TO SUBSCRIBE, PLEASE CONTACT THE STOCK INFORMATION CENTER AT ______________.


------------------------------------------------------------------------------------------------------------------------------
                                                             Underwriting Fees and
                            Price to Public (1)              Offering Expenses (2)                  Proceeds to Company
------------------------------------------------------------------------------------------------------------------------------
Per Share Minimum                  $10.00                            $0.76                                 $9.24
------------------------------------------------------------------------------------------------------------------------------
Per Share Maximum                  $10.00                            $0.68                                 $9.32
------------------------------------------------------------------------------------------------------------------------------
Total Minimum (3)                $5,500,000                         $420,000                            $5,080,000
------------------------------------------------------------------------------------------------------------------------------
Total Maximum (3)                $8,000,000                         $545,000                            $7,455,000
------------------------------------------------------------------------------------------------------------------------------

(1) The Offering Price has been arbitrarily established by the Company. See "RISK FACTORS - Offering Price" on page ___.
(2) Includes commissions to be paid to the Agent and Selected Dealers of $225,000 at the Total Minimum and $350,000 at the Total Maximum, and expenses related to the Offering of $195,000 at both the Total Minimum and Total Maximum. Total Minimum and Total Maximum Commissions and Proceeds to the Company assume that 100,000 shares are purchased by Organizers and members of their immediate families. The Organizers may elect to purchase more than 100,000 shares.
(3) Subscription proceeds will be deposited in an interest bearing escrow account at First National Bank of Maryland (the "Escrow Account"), pending receipt of subscriptions for not less than 550,000 shares and completion of certain other matters on or before _______, 1997, unless the Offering is earlier terminated or extended. Any subscription proceeds accepted after satisfaction of the above conditions and release of the subscription amounts from the Escrow Account, but before termination of the Offering, will not be deposited in the Escrow Account but will be available for immediate use by the Company, subject to satisfaction of the conditions of closing set forth in the Agency Agreement between the Company and the Agent, to fund organizational, offering, and pre-opening expenses of the Company and the Bank and for working capital. See "THE OFFERING".

         The Offering will commence on or about _______, 1997 and will be terminated by the Company upon the sale of 800,000 shares or on ______, 1997 whichever occurs first, unless the offering is extended, at the sole discretion of the Company, for additional periods ending no later than ________, 1997. The Company reserves the right to terminate the offering at any time.

The Company has established a minimum subscription of 100 shares and a maximum subscription of 5% of the shares of Common Stock sold in the Offering; however, the Company reserves the right to waive these limits without notice to any subscriber. Subscriptions are binding on subscribers and may not be revoked except with the consent of the Company. The Company may reject or cancel any subscription in whole or in part. See "THE OFFERING - General".

          The date of this Prospectus is ___, 1997 (end of cover page)

                             CHARLES WEBB & COMPANY
                  A Division of Keefe, Bruyette & Woods, Inc.

                             ADDITIONAL INFORMATION

         The Company has filed with the SEC a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement and the exhibits thereto. The Registration Statement may be examined at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, DC 20549, and at the following Regional Offices of the SEC: New York Regional Office, 7 World Trade Center, New York, NY 12048 and Chicago Regional Office, 500 W. Madison, Suite 1400, Chicago IL 60661. Copies of the Registration Statement may be obtained at prescribed rates from the Public Reference Section of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. In addition, the SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the SEC.

         The Company and the Organizers have filed or will file various applications with the Federal Reserve Bank of Richmond, the Federal Deposit Insurance Corporation, and the Maryland State Bank Commissioner. As required by the applicable regulatory authorities, these applications contain financial projections relating to the Bank. These projections are not a part of this Prospectus and while they are based on assumptions that the Organizers believe are reasonable, they should not be relied on by prospective investors.
Prospective investors should rely only on information contained in this Prospectus and in the Company's related Registration Statement in making an investment decision. To the extent that other available information not presented in this Prospectus, including information available from the Company and information in public files and records maintained by the Federal Reserve Bank of Richmond, the Federal Deposit Insurance Corporation, and the Maryland State Bank Commissioner, is inconsistent with information presented in this Prospectus, such other information is superseded by the information presented in this Prospectus.

                            REPORTS TO SHAREHOLDERS

         In connection with the Offering, the Company intends to register the Common Stock with the SEC under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). The Company will be required to file annual reports on Form 10-K and quarterly reports on Form 10-Q with the SEC containing consolidated financial statements and other information concerning the consolidated financial conditions and operations of the Company and its subsidiaries. Pursuant to the proxy soliciting rules of the SEC, the Company will also furnish its stockholders with annual reports containing audited financial information for each fiscal year and will distribute quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information. The Company's fiscal year ends on December 31.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by more detailed information contained elsewhere in this Prospectus.

The Company

         State Capital Bancorp, Inc. was incorporated under the laws of the State of Maryland on November 18, 1996, primarily to hold all of the capital stock of a proposed Maryland trust company with the name of State Capital Bank. The Company may not acquire the Bank without the prior approval of the Federal Reserve Bank of Richmond (the "Federal Reserve"), as delegate of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), and the Maryland State Bank Commissioner (the "Commissioner"). The Company is in the process of filing applications for these approvals and anticipates receiving such approvals in _______, 1997. The Company initially will engage in no business other than owning and managing the Bank.

The Bank

         The Organizers (as hereinafter defined) filed an application with the Commissioner to charter the Bank as a Maryland trust company on December 10, 1996. The Organizers currently expect to obtain preliminary approval of the Bank's application for a charter in February 1997. On ____________, 1997, the Organizers filed an application with the Federal Deposit Insurance Corporation (the "FDIC") for insurance of the Bank's deposit accounts. Upon receipt of preliminary approval of the Bank's application for a Charter, the Organizers will file applications with (i) the Federal Reserve Board for the Bank to become a state bank member of the Federal Reserve System, (ii) the Federal Reserve Board for approval to become a bank holding company and to acquire all of the capital stock of the Bank, and (iii) the Commissioner for authorization for the Bank to have the Company as an affiliate. Preliminary approval of the Federal Reserve Board and FDIC applications are expected to be received in March or April of 1997. The Bank may not conduct its banking business until the Commissioner grants final approval of the Bank's application and issues the Bank a charter. The issuance of a charter will depend, among other things, upon compliance with certain legal requirements that may be imposed by the Commissioner, including capitalization of the Bank with not less than $5,000,000, approval of the branch site, and various other matters relating to the proposed operations of the Bank. In order to become a state member bank of the Federal Reserve System, the Bank must also comply with capital requirements imposed by the Federal Reserve Board which require the Bank to maintain a minimum total capital to assets ratio of 10% during the Bank's first three years of operation. Upon approval of its application by the FDIC, the Bank will obtain insurance of its deposit accounts. Upon approval by the Federal Reserve Board, the Company will be a bank holding company and, at the completion of the Offering, will acquire all the capital stock of the Bank.

         Although competition between financial institutions in Anne Arundel County is intense, the Organizers perceive a void in the Annapolis area for a locally-owned, headquartered and managed community bank. Local competition consists primarily of outside banks with Annapolis offices who, the Organizers believe, are unable to identify with the local community to the same extent as a locally-owned and managed bank. The Bank intends to target small to medium-sized businesses, professional concerns and individuals by providing a level of personal service to such customers which the Organizers believe generally is not available at larger, non-local banks. The Bank intends to be competitive and to provide such services by providing customers with access to decision-makers and a staff who knows them and is attentive to their needs.

         John W. Marhefka, Jr., the President & Chief Executive Officer of the Bank has over eighteen years of high level experience in the banking industry including experience as a federal regulator and as President & Chief Executive Officer of a bank holding company and a Maryland-chartered, Federal Reserve member trust company in Annapolis, Maryland. As President & Chief Executive Officer of Annapolis Bancshares, Inc. and Bank of Annapolis, he guided those companies through the start-up phase, then through more than seven consecutive years of earnings and asset growth before they were acquired by Sandy Spring Bancorp, Inc. in 1996. See "MANAGEMENT - Biographies." The Organizers believe that the experience of the President & Chief Executive Officer and the extensive business experience and contacts of the Organizers in the Anne Arundel County area should create immediate business opportunities for the Bank. The Organizers presently are engaged in completing the tasks necessary to open the Bank by April or May of 1997, although no assurances can be given that the Bank will open for business or that the projected opening date can be achieved.

         The Bank will engage in a general commercial and retail banking business, emphasizing the needs of small businesses, professional concerns, and individuals, primarily in the Anne Arundel County, Maryland area. The Bank intends to offer a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, savings accounts and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The Bank intends to solicit these accounts from individuals, businesses, associations and organizations, and governmental authorities. The Organizers believe that there is a need for, and that the community will support, what would be a locally owned and operated banking institution. The Bank will not initially have trust powers. The Bank may in the future offer a full-service trust department, but it cannot do so without the prior approval of the Federal Reserve and the Commissioner.

         The Bank also plans to offer a full range of short-to-medium term commercial and consumer loans. Commercial loans include both secured and unsecured loans for working capital (including inventory and receivables), business expansion (including acquisition of real estate and improvements) and purchase of equipment and machinery. Consumer loans include secured and unsecured loans for financing automobiles, home improvements, education and personal investments. The Bank also anticipates that it will originate and hold or sell into the secondary market fixed and variable rate mortgage loans and real estate construction and acquisition loans. See "PROPOSED BUSINESS."

         The principal executive offices of the Company and the Bank will be located together in leased space being negotiated in, or in close proximity to, a retail shopping center in the greater Annapolis, Maryland area. Pending finalization of lease negotiations and commencement of operations, the Company's interim address is P.O. Box 2148, Annapolis, MD 21404. The interim telephone number is (410) 757-5372.

The Organizers

         The organizers of the Company and the Bank (the "Organizers") are Michael J. Bermel, William G. Chavanne, Ronald E. Gardner, Stanley J. Klos, Jr., John W. Marhefka, Jr., Michael B. Monias, James W. Thomasson, Sr., and Philip M. Wackerhagen. All of the Organizers currently serve as directors of the Company and propose to serve initially as directors of the Bank. For a description of the experience and backgrounds of the Organizers see "MANAGEMENT- Biographies."

         The Organizers, together with members of their immediate families, intend to purchase an aggregate of _______ shares of the Common Stock to be sold in the Offering. The Organizers will be substantially invested in the common stock so as to assume a common purpose of building shareholder value. All shares purchased by the Organizers will be purchased for investment and not with a view of resale of those shares.

         To facilitate the Bank's formation, the Organizers have personally guaranteed a line of credit to the Company in a maximum amount of $200,000 with First National Bank of Maryland to be used by the Company for the purpose of paying certain organizational, offering, and pre-opening expenses incurred by the Company and the Bank through the date of the release of funds held in escrow. The line of credit and interest costs will be repaid from the Offering proceeds. Should the Offering fail to close for lack of regulatory approvals, for lack of subscriptions for the minimum shares, or for any other reason, the line of credit and interest costs will be repaid by the Organizers. In recognition of the financial risks incurred by the Organizers, and in lieu of directors fees during the initial start-up period until the Bank attains profitability, and also as further incentive to build shareholder value as Directors, the Company will issue Common Stock Warrants (the "Warrants") to the Organizers. The Warrants will entitle each Organizer to purchase up to an additional 5,000 shares of the Company's Common Stock at the Offering Price ($10.00 per share) for a period of up to ten years following completion of the Offering. The Warrants will have a five year vesting schedule with 20% becoming exercisable on each anniversary date of the release of funds held in the Escrow Accounts long as the Organizer remains a Director for at least five years. See "THE OFFERING" and "MANAGEMENT - Common Stock Warrants".

The Offering

Common Stock of the Company, par value..........     $1.00 per share

Offering Price..................................     $10.00 per share

Number of Shares
  Offered ......................................     Minimum 550,000
                                                     Maximum 800,000
Use of Proceeds

         The Company will use substantially all of the net proceeds of the Offering, estimated to be between $5,080,000 and $7,455,000 but at least $5,000,000 to capitalize the Bank through the purchase of all of the capital stock of the Bank, subject to regulatory approval; to pay organizational expenses of the Company and the expenses of this offering; and to provide working capital. The Bank will use the minimum of $5,000,000 received from the sale of its stock to the Company to pay organizational and pre-opening expenses of the Bank including rent and leasehold improvements; and to provide working capital to be used for business purposes, including paying salaries and making loans and investments. See "USE OF PROCEEDS".

Conditions to Offering

         This offering will be terminated and all subscription funds will be returned promptly to subscribers, together with the full amount of interest earned thereon in escrow and without deduction of any fees, commissions, or expenses, unless, on or before________, 1997, (unless extended by the Company for additional periods not to extend beyond ________, 1997), (i) the Company has accepted subscriptions and payment in full for a minimum of 550,000 shares of Common Stock, (ii) the Company has obtained regulatory approval from the Federal Reserve to acquire the stock of the Bank and thereafter to become a bank holding company, (iii) the Bank has received preliminary approval of its application for a charter from the Commissioner, (iv) the Bank has received preliminary approval of its application for membership in the Federal Reserve System from the Federal Reserve Board, (v) the Bank has received preliminary approval of insurance of its deposit accounts from the FDIC. Subscription proceeds for shares subscribed for will be deposited promptly in an escrow account with First National Bank of Maryland (the "Escrow Account"), pending the satisfaction of the conditions set forth above or the termination of the Offering. Any subscription proceeds accepted after satisfaction of the conditions set forth above but before termination of the Offering will not be deposited in the Escrow Account but will be available for immediate use by the Company to fund offering and organizational expenses. See "THE OFFERING."

Risk Factors

         An investment in the shares of Common Stock offered hereby involves certain risks, including, among others, lack of an operating history, dependence on a key employee, stock ownership and control of the Company by the Organizers, potential dilution, absence of an existing market for the Common Stock and lack of assurance that an active market in the Common Stock will develop, no intention to pay dividends for the foreseeable future, and competition from a number of other financial institutions with substantially greater financial and other resources.

RISK FACTORS

         AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES CERTAIN RISKS. A SUBSCRIPTION FOR SHARES SHOULD BE MADE ONLY AFTER CAREFUL CONSIDERATION OF THE RISK FACTORS SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS, AND SHOULD BE UNDERTAKEN ONLY BY PERSONS WHO CAN AFFORD AN INVESTMENT INVOLVING SUCH RISKS.

New Enterprise

         The Company and the Bank are currently in the organizational stage and neither has any operating history. As a consequence, prospective purchasers of the shares have limited information on which to base an investment decision. As a bank holding company, the Company's profitability will depend on the Bank's operations. The Bank's proposed operations are subject to the risks inherent in the establishment of any new business and, specifically, of a new bank. New banks may incur substantial initial expenses and may not be profitable for several years after commencing business, if ever.

Dependence on Key Employee

         As a new enterprise, the Company and the Bank will be materially dependent on the performance of John W. Marhefka, Jr., who will be the President and Chief Executive Officer of the Company and the Bank. The loss of the services of Mr. Marhefka or his failure to perform his management functions in the manner anticipated by the Organizers could have a material adverse effect on the Bank and the Company. On December 4, 1996, Mr. Marhefka entered into an Employment Agreement with the Company and his employment commenced on that date. The Employment Agreement provides for an initial term of five years and contains certain provisions relating to a change in control of the Company. See "MANAGEMENT - Employment Agreement".

Control of the Company, Exercise of Warrants, and Dilution

         The Organizers, all of whom will serve as directors of the Bank, and members of their immediate families intend to purchase a minimum of 100,000 shares, equal to 18.2% of the minimum number of shares offered hereby and 12.5% of the maximum number of shares offered hereby. Organizers may purchase additional shares in the offering. Additionally, in recognition of their acceptance of the financial risks incurred in connection with the organization of the Company and the Bank, in lieu of the payment of directors' fees during the start-up period of the Company and as further incentive for them to build shareholder value as directors, the Company will issue an aggregate of 40,000 Common Stock Warrants to the Organizers. The Warrants will be exercisable at a price of $10.00 per share for a period of ten years following completion of the Offering, subject to a five year vesting schedule, with 20% of the Warrants become exercisable on the anniversary date for each of the five years following the Date of Satisfaction of Escrow Conditions (as defined below). See "MANAGEMENT - Common Stock Warrants." Assuming that all of the Warrants issued to the Organizers are exercised (subject to the five year vesting schedule) and the Organizers acquire an aggregate of 100,000 shares in the Offering, the Organizers as a group would own 140,000 shares. If the minimum number of shares are sold, this would represent 23.7% of the Common Stock to be outstanding at the completion of the Offering assuming the exercise of all warrants. If the maximum number of shares are sold, this would represent and 16.7% of the Common Stock to be outstanding at the completion to the Offering assuming the exercise of all warrants. As a result of the anticipated stock ownership of the Company by the Organizers as described above, together with the influence which may be exerted by the Organizers due to their positions as directors of the Company and the Bank, the Organizers will have effective control of the Company and the Bank following the Offering.

         Also, 35,000 shares of Common Stock have been allocated to a Stock Option Plan for the purpose of recruiting and providing appropriate incentives to officers and key employees (the "Option Holders") of the Company and the Bank. Pursuant to an Employment Agreement with the Company, a non-transferable option to purchase, at a price of $10.00 per share, between 5,500 and 8,000 shares (1% of the aggregate number of shares sold in the Offering) will be granted to the Company's President & Chief Executive Officer. It is anticipated that additional stock options will be granted in connection with the recruitment of certain other officers and key employees of the Bank. The purchase price of all Stock Options granted will be not less than the fair market value of the Common Stock on the date of the grant. See "MANAGEMENT - Stock Option Plan and Employment Agreement."

         The Organizers and Option Holders in the event of any stock rise, can be expected to exercise the already vested Warrants and Stock Options which would result in the dilution of the interests of other investors purchasing shares in the Offering. Furthermore, the exercise of a substantial number of the Warrants and Stock Options could adversely impact the market value and/or book value of the Common Stock. In addition, the terms on which the Company may be able to obtain additional capital could be adversely affected, and the holders of the Warrants and Stock Options could possibly exercise the Warrants and Stock Options at a time when the Company could obtain any needed capital by a new offering of securities at a price above or on other terms more favorable to the Company than those provided for by the Warrants and Stock Options.

Offering Price

         Because the Company and the Bank are in organization, the Offering Price of $10.00 per share was determined by the Organizers without reference to traditional criteria for determining stock value, such as book value or historical or projected earnings, since such criteria are not applicable to companies with no history of operations. The price per share was set to enable the Company to raise gross proceeds of between $5,500,000 and $8,000,000 in the Offering, and the price per share is essentially equivalent to the initial book value per share. No assurance is or can be given that any of the shares could be resold for the Offering Price or any other amount.

Absence of Trading Market

         There currently is no market for the shares, and it is not likely that an active trading market will develop for the shares in the near future. The Company will not initially meet applicable listing criteria and therefore does not intend in the near future to list the Common Stock on a national securities exchange or to qualify such securities for quotation on The NASDAQ Stock Market. The Company anticipates that, upon completion of the Offering, the Agent and any Selected Dealers will make a market in the Company's Common Stock. Additionally, the Company anticipates trading on the Nasdaq Bulletin Board, and intends to file application for listing on the Nasdaq SmallCap Market once it has met the applicable criteria. However, there can be no assurance that an active trading market for the Common Stock will develop or that Common Stock will be listed on either the Nasdaq Bulletin Board or the Nasdaq SmallCap Market. As a result, investors who may need or wish to dispose of all or part of their shares may be unable to do so except in private, directly negotiated sales. See "DESCRIPTION OF CAPITAL STOCK - Shares Eligible for Future Sale".

Dividend Policy

         The Company will be dependent upon the Bank for its earnings and funds to pay dividends on the Company's Common Stock. The Board of Directors of the Company expects initially to follow a policy of retaining any earnings to provide funds to operate and expand the business. Consequently, it is unlikely that any cash dividends will be paid in the near future. It is the intention of the Board of Directors to pay a small dividend after the Company becomes profitable. However, there can be no assurance as to when or if a dividend will be paid. The payment of dividends by the Company and the Bank also is subject to legal and regulatory restrictions. Any payment of dividends by the Company in the future will depend, in large part, on the Bank's earnings, capital requirements, financial condition and other factors considered relevant by the Board of Directors of the Company. See "RISK FACTORS - New Enterprise," "DIVIDEND POLICY," "PROPOSED BUSINESS," and "SUPERVISION AND REGULATION."

Competition

         In the conduct of certain aspects of its banking business, the Bank will encounter strong competition from other commercial banks, savings and loan associations, credit unions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market mutual funds, and other financial institutions. A number of these competitors are well established in the Anne Arundel County area. Most of the Bank's competitors have substantially greater resources and lending limits than the Bank and offer certain services, such as extensive and established branch networks and trust services, that the Bank either does not expect to provide or will not provide initially. See "PROPOSED BUSINESS - Competition." The Organizers believe that the Bank will be able to compete effectively with these institutions, but no assurances can be given in this regard.

Regulation

         The Company and the Bank will operate in a highly regulated environment and will be subject to supervision by several governmental regulatory agencies, including the Commissioner, the Federal Reserve Board, the FDIC, and the SEC. Laws and regulations currently applicable to the Company and the Bank may change, and there is no assurance that such changes will not adversely affect the business of the Company and the Bank. See "SUPERVISION AND REGULATION."

Economic Conditions

         The success of the Company and the Bank will depend, to a certain extent, upon economic and political conditions, both local and national, as well as governmental monetary policies. Conditions such as inflation, recession, unemployment, changes in interest rates, short money supply and other factors beyond the control of the Company and the Bank may adversely affect the Bank's deposit levels and loan demand and, therefore, the earnings of the Bank and the Company. Although the Organizers believe that the diversified economy of Anne Arundel County provides the opportunity for favorable economic development in the Bank's market area, there is no assurance that favorable economic development will occur or that the Bank's expectation of corresponding growth will be achieved.

THE COMPANY AND THE BANK

         The Company was incorporated under the laws of the State of Maryland on November 18, 1996, for the purpose of becoming a bank holding company by acquiring all of the Common Stock of the Bank upon its formation. The Bank is presently in the process of being organized as a state trust company under the laws of the State of Maryland. The Organizers of the Bank filed an application for a charter for the Bank with the Commissioner on December 10, 1996. Upon receipt of preliminary approval for a charter from the Commissioner, the Organizers will file an application to become a state bank member of the Federal Reserve System. The Company will soon file an application with the Federal
Reserve seeking approval to become a bank holding company by acquiring all of the capital stock to be issued by the Bank and the Bank will soon file an application with the FDIC for insurance of its deposit accounts. If and when the Company and the Bank receive the required regulatory approvals, the Company will use at least $5,000,000 of the aggregate net proceeds of the Offering to purchase all of the shares of Common Stock of the Bank. See "USE OF PROCEEDS." The Company initially will engage in no business other than owning and managing the Bank.

         The Bank will engage in a general commercial and retail banking business in Anne Arundel County, Maryland, emphasizing the banking needs of small businesses, professional concerns, and individuals in its primary service area. The Bank will not initially exercise trust powers. Appropriate regulatory approvals must be obtained before trust powers are exercised.

         The Organizers are engaging in the tasks necessary to open the Bank by April or May of 1997, although no assurances can be given that the Bank can be opened or that the projected opening date can be met. See "PROPOSED BUSINESS." See "MANAGEMENT" for a discussion of the backgrounds of the Organizers.

         The principal executive offices of the Company and the Bank will be located together in leased space being negotiated in a retail shopping center in the greater Annapolis, Maryland area. Pending finalization of lease negotiations and commencement of operations, the Company's interim address is P.O. Box 2148, Annapolis, MD 21404.

THE OFFERING

General

         The Company is offering for sale a minimum of 550,000 and a maximum of 800,000 shares of its Common Stock at a price of $10.00 per share to raise gross proceeds of between $5,500,000 and $8,000,000 for the Company. The minimum purchase for any investor is 100 shares and the maximum purchase is 5% of the Common Stock sold in the Offering, unless the Company, in its sole discretion, accepts a subscription for a lesser or greater number of shares. Subscribers should be aware that beneficial ownership of more than 5% of the outstanding shares could obligate the beneficial owner to comply with certain reporting and disclosure requirements of federal and state banking and securities laws.

         It is expected that the Organizers as a group, together with members of their immediate families, will purchase a minimum of 100,000 shares offered hereby; The Organizers may elect to purchase additional shares in the Offering. Any shares purchased by the Organizers will be purchased for investment and not with a view to resale of such shares. See "MANAGEMENT."

         Subscriptions to purchase shares will be received until 5:00 p.m., Annapolis, Maryland time on _______, 1997, unless all of the shares are earlier sold or the offering is earlier terminated or extended by the Company. See
"Conditions to the Offering and Release of Funds" below. The Company reserves the right to terminate the Offering at any time or to extend the expiration date for additional periods not to extend beyond_______, 1997. The date the Offering terminates is referred to herein as the "Expiration Date". Written notice of an extension of the offering period shall be given prior to the commencement of each extended offering period to all persons who are already subscribers at the time of the extension but such notice will not alter the binding nature of subscriptions already accepted by the Company. Extension of the Expiration Date might cause an increase in the Company's organizational and pre-opening expenses and in the expenses incurred in the Offering.

         Following acceptance by the Company, subscriptions are binding on subscribers and may not be revoked by subscribers except with the consent of the Company. In addition, the Company reserves the right to cancel subscriptions received at any time and for any reason until the proceeds of the Offering are released from the Escrow Account (as discussed in greater detail in "Conditions to the Offering and Release of Funds" below), and the Company reserves the right to reject, in whole or in part and in its sole discretion, any subscription. The Company may, in its sole discretion, allocate shares among subscribers in the event of an over-subscription for the shares of Common Stock. In determining which subscriptions to accept, in whole or in part, the Company may take into account the order in which subscriptions are received, a subscriber's potential to do business with, or to direct customers to, the Bank, and the Company's desire to have a broad distribution of stock ownership, and other considerations.

         In the event the Company rejects all, or accepts less than all, of any subscription, the Company will refund promptly without interest the amount remitted that corresponds to $10.00 multiplied by the number of shares as to which the subscription is not accepted. If the Company accepts a subscription but in its discretion subsequently elects to cancel all or part of such subscription, the Company will refund promptly the amount remitted which corresponds to $10.00 multiplied by the number of shares as to which the subscription is canceled, together with any interest earned thereon.

         Certificates representing shares duly subscribed and paid for will be issued by the Company promptly after the Offering conditions are satisfied and escrowed funds are delivered to the Company.

Conditions to the Offering and Release of Funds

         Subscription proceeds accepted by the Company for the initial 550,000 shares subscribed for in this offering will be promptly deposited in an escrow account with First National Bank of Maryland (the "Escrow Agent"), until the conditions to the Offering have been satisfied and the Company has requested such funds, or until the earlier termination of the Offering. The Escrow Agent has not investigated the desirability or advisability of an investment in the shares by prospective investors and has not approved, endorsed, or passed upon the merits of an investment in the shares of Common Stock. Subscription proceeds held in the Escrow Account will be invested in one or more interest bearing bank money-market accounts secured by U.S. Government securities. In no event will the subscription proceeds held in the Escrow be invested in instruments that would mature after the date on which escrowed funds may be required to be paid to the Company or returned to investors. The Offering will be terminated, no shares will be issued, and no subscription proceeds will be released from the Escrow Account by the Escrow Agent to the Company unless on or before the Expiration Date, (i) the Company has accepted subscriptions for and payment in full for at least 550,000 shares, (ii) the Company has received the approval of the Federal Reserve to acquire the stock of the Bank and thereafter to become a bank holding company, (iii) the Bank has received preliminary approval from the Commissioner of its application for a charter, (iv) the Bank has received preliminary approval of its application for membership in the Federal Reserve System from the Federal Reserve Board, and (v) the Bank has received preliminary approval from the FDIC for insurance of its deposit accounts. The Escrow Agent is not affiliated with the Company, the Agent, or any Selected Dealers.

         If the above conditions are not satisfied by the Expiration Date, or the Extended Expiration Date, or if the Offering is otherwise earlier terminated, accepted subscription agreements will be of no further force or effect and the full amount of subscription funds will be returned promptly to subscribers, together with the full amount of interest earned thereon in the Escrow Account, without deduction of any fees, commissions, or expenses. In such event, organizational, offering, and pre-opening costs and expenses will be paid by the Organizers.

         If the above conditions are satisfied, the Escrow Account will be terminated by the Company, in which event the subscription amounts held in Escrow Account, and any interest earned thereon, will be paid to the Company. Thereafter, any subscription proceeds accepted by the Company will not be deposited in the Escrow Account but will be available for immediate use by the Company, subject to satisfaction of the conditions of closing set forth in the Agency Agreement set forth between the Company and the Agent (See "Selling Arrangements" below), to fund organizational, offering and pre-opening expenses of the Company and the Bank and for working capital.

         It is possible that subsequent to the release of the subscription funds from the Escrow Account (the requisite shares having been sold and the determination having been made that the other regulatory conditions will be satisfied) events could occur which could have the effect of preventing the Bank from commencing business. If that were to occur, the Company intends to liquidate and would return to the then shareholders of the Company the portion of their investment which is equal to their total investment less their pro rata share of the expenses incurred by the Company and the Bank. See "USE OF PROCEEDS," and "CAPITALIZATION." While no assurance can be given that the foregoing will not take place, the organizers cannot foresee any such events and believe it is highly unlikely that such events will occur.

How to Subscribe

         Shares may be subscribed for by delivering the Subscription Agreement attached hereto as Exhibit A, completed and executed, to the Stock Information Center, established by the Agent, on or before the Expiration Date. The address of the Stock Information Center is _________________. Subscribers should retain a copy of the completed Subscription Agreement for their records. The subscription price is due and payable when the Subscription Agreement is delivered. Payment must be made in United States dollars by check, bank draft or money order drawn to the order of "First National Bank of Maryland, as Escrow Agent for State Capital Bancorp, Inc.", in the amount of $10.00 multiplied by the number of shares subscribed for. Funds also may be delivered to the Escrow Agent by wire transfer as set forth in the Subscription Agreement.

Prospectus Delivery and Procedure for Purchasing Shares

         To ensure that each purchaser receives a Prospectus at least 48 hours prior to the Expiration Date, or Extended Expiration Date, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no Prospectus will be mailed any later than five days prior to the Expiration Date, or Extended Expiration Date, or hand delivered any later than two days prior to such date. Order forms will only be distributed with a Prospectus. Execution of the order form will confirm receipt of the Prospectus in accordance with Rule 15c2-8. The Company is not obligated to accept orders not submitted on original order forms. Order forms unaccompanied by an executed acknowledgment form will not be accepted. Payment by check, money order, bank-draft, cash, or wire transfer must accompany the order and acknowledgment forms.

Selling Arrangements

         The Company has engaged Charles Webb & Company, A Division of Keefe, Bruyette, & Woods, Inc., (the "Agent") as financial and marketing advisor to advise the Company with respect to the Offering. The Agent is a member of the National Association of Securities Dealers, Inc. (the "NASD"). The Agent will assist the Company in the Offering by, among other things, (i) developing marketing materials; (ii) targeting potential investors in the Offering; (iii) soliciting potential investors by phone or in person; and (iv) managing the subscription campaign.

         The Company will pay the Agent a fee equal to 5.0% of the dollar value of all stock sold in the Offering, excluding shares sold to the Organizers and members of their immediate families. Such fees will be paid upon the sale of 550,000 shares of Common Stock, the termination of the Escrow Account, the release of funds to the Company, and the issuance of shares to subscribers whose subscriptions have been accepted (the "Closing"). If the shares continue to be sold after the Closing, the fees due to the Agent will be paid at the termination of the Offering. The Agent shall be reimbursed for its expenses, including its legal fees, in an amount not to exceed $25,000. The Agent has not prepared any report or opinion constituting a recommendation or advice to the Company or to persons who subscribe in the Offering, nor has it prepared an opinion as to the fairness to the Company of the Offering Price or the terms of the Offering. The Agent expresses no opinion as to the price at which the Common Stock to be issued in the Offering may trade after the Offering. The Company has agreed to indemnify the Agent against certain liabilities, including certain liabilities under the Securities Act relating to the Agreement with the Agent.

         The Agent may seek to form a syndicate of registered broker-dealers (the "Selected Dealers") to assist in the sale of such Common Stock on a best efforts basis, subject to the terms and conditions set forth in an agreement with Selected Dealers. The Agent will endeavor to distribute the Common

Stock among Selected Dealers in a fashion which best meets the distribution objectives of the Company. The Agent will be paid a fee not to exceed 5.0% of the aggregate purchase price of the shares of Common Stock sold by them. The Agent will pass onto Selected Dealers, who assist in the Offering, an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment. Fees with respect to purchases effected with the assistance of Selected Dealers other than the Agent shall be transmitted by the Agent to such Selected Dealers. Total marketing fees are expected to be $225,000 and $350,000 at the minimum and maximum of the Offering, respectively.

         Directors and executive officers of the Company may participate in the solicitation of offers to purchase Common Stock. The Company will rely on Rule 3a4-1 under the Exchange Act, and sales of Common Stock will be conducted within the requirements of Rule 3a4-1, so as to permit directors and executive officers of the Company to participate in the sale of Common Stock. No director, officer, or employee of the Company will be compensated in connection with his/her participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.

USE OF PROCEEDS

By the Company

         Upon satisfaction of all of the conditions discussed in "The Offering - Conditions to the Offering and Release of Funds", all subscription funds held in the Escrow Account, together with interest earned thereon, will be released and will become capital of the Company. The net proceeds to the Company from the sale of the shares offered hereby, after deducting the underwriting commissions of 5% of gross offering proceeds and following deduction of expenses estimated to be $195,000 including repayment of the Company's loan which is guaranteed by the Organizers for organizational and pre-opening expenses, is estimated to be between $5,080,000 and $7,455,000. The Company will use substantially all of the net proceeds and at least $5,000,000 to purchase all of the capital stock of the Bank. The Company will retain the balance of the proceeds, for working capital and other general corporate purposes, including payment of expenses of the Company and the provision of additional capital for the Bank, if necessary or desirable. See "Proposed Business"

By the Bank

         The Bank intends to use the proceeds resulting from the sale of its capital stock to the Company for general corporate purposes including the origination of loans, the purchase of investment securities, officer and employee salaries, rental of office space and purchase of related leasehold improvements, purchase of furniture, fixtures and equipment, and other general corporate purposes.

         It is the opinion of the Organizers that the minimum net proceeds of $5,080,000 from the Offering will satisfy the cash requirements of the Company and the Bank for their respective first five years of operations and that the Company and the Bank will not need to raise additional funds for operations during this period, but there can be no assurance that this will be the case. This opinion is based on the level of expenses commensurate with the number of employees and the size of the operations of the Bank planned during this period and the amount of capital normally required for a bank with total assets in the range in which the Organizers expect the Bank's assets to be during its first five years of operations.

CAPITALIZATION

         The following table sets forth the capitalization of the Company as of December 31, 1996, and the pro forma consolidated capitalization of the Company and the Bank, as adjusted to give effect to receipt by the Company of the net proceeds from the sale of the minimum 550,000 shares and the maximum 800,000 shares in the Offering. The Company has established May 1, 1997 as the target date for opening of the Bank; accordingly, the "As Adjusted " column reflects estimated pre-opening expenses of the Company and the Bank through April 30, 1997. There can be no assurances that the Bank can be opened or that this target date can be met, or that pre-opening expenses will not be more than that estimated by the Organizers and set forth below.

         One Hundred shares of Common Stock are currently issued and outstanding and are owned by John W. Marhefka, Jr. The shares were purchased by Mr. Marhefka to provide the initial capitalization of the Company as required under Maryland law and will be redeemed by the Company as soon as practicable after the issuance of the shares of Common Stock offered hereby at a price of $10.00 per share, the same price at which they were issued.


                                                                          Sale of          Sale of
                                                                      550,000 shares    800,000 shares
Stockholders' Equity                                 Dec. 31, 1996     As adjusted        As Adjusted
--------------------                                 -------------    --------------    --------------
Common Stock, par value $1.00 per share;
   5,000,000 shares authorized; 100 shares
   issued and outstanding; 550,000 shares
   issued and outstanding As Adjusted
   (minimum offering)                                  $  100       $  550,000         $  800,000

Surplus (1)                                            $  900       $4,530,000         $6,655,000

Deficit accumulated during
   pre-opening period(2)                               $  -0-       $  (50,000)        $  (50,000)
                                                       ------       ----------         ----------

Total Stockholders' Equity                             $1,000       $5,030,000         $7,405,000

(1) The fees, commissions and expenses of the offering will be charged against this account. The fees and commissions are expected to be $225,000 at the minimum and $350,000 at the maximum, and expenses are estimated to be $195,000 and such amounts were used in the calculation of the amount shown in the "As Adjusted" columns.
(2) The deficit results from the expensing of estimated pre-opening expenses from the time when the Offering is completed, projected to be _______, 1997, and the time when the Bank commences operations, projected to be May 1, 1997. These expenses include rent, salaries of officers and employees, and other general operating expenses.

DIVIDEND POLICY

         The Board of Directors of the Company expects initially to follow a policy of retaining any earnings to provide funds to operate and expand the business. Consequently, it is unlikely that any cash dividends will be paid in the near future. It is the intention of the Board of Directors to pay a small dividend after the Company becomes profitable. However, there can be no assurance as to when or if a dividend will be paid.

         The Company's ability to pay any cash dividends to its shareholders in the future will depend primarily on the Bank's ability to pay dividends to the Company, and to a lesser extent the amount of proceeds raised in the Offering. In order to pay dividends to the Company, the Bank must comply with the requirements of all applicable laws and regulations. Under Maryland law, the Bank may pay a cash dividend only from the following, after providing for due or accrued expenses, losses, interest, and taxes: (i) its undivided profits, or
(ii) with the prior approval of the Commissioner, its surplus in excess of 100% of its required capital stock. In addition, the Bank must obtain the approval of the Federal Reserve Board if the total amount of all dividends declared by the Bank in any calendar year exceeds the Bank's net profits to date for that year combined with its retained net profits for the preceding two years. Additionally, the Federal Reserve Board may prohibit the payment of any dividend by the Bank if such payment would constitute an unsafe and unsound banking practice. The Federal Reserve has expressed the view that banks and bank holding companies should refrain from or limit dividend increases or reduce or eliminate dividends under circumstances in which the bank or bank holding company fails to meet minimum capital requirements or in which earnings are impaired.
See "SUPERVISION AND REGULATION".

         In addition to the availability of funds from the Bank, the future dividend policy of the Company is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, financial condition, cash needs and general business conditions. If dividends should be declared in the future, the amount of such dividends presently cannot be estimated and it cannot be known whether such dividends, once commenced, would continue for future periods.

PROPOSED BUSINESS

General

         The Company was incorporated as a Maryland corporation on November 18, 1996, primarily to own and control all of the capital stock of the Bank. The Company initially will engage in no business other than owning and managing the Bank and the Company has not considered engaging in any additional business. The Organizers have chosen a holding company structure under which the Company will acquire all of the capital stock of the Bank because, in the judgment of the Organizers, the holding company structure provides flexibility to the Company that would not otherwise be available.

         The holding company structure can assist the Bank in maintaining its required capital ratios because, subject to compliance with Federal Reserve Board debt guidelines, the Company may borrow money and contribute the proceeds to the Bank as primary capital. Moreover a holding company may engage in certain non-banking activities that the Federal Reserve Board has deemed to be closely related to banking. See "SUPERVISION AND REGULATION" below. Although the Company has no present intention of engaging in any of these activities, if circumstances should lead the Company's management to believe that there is a need for these services in the Bank's market area and that such activities could be profitably conducted, management of the Company would have the flexibility of commencing these activities upon filing a notice or application therefor with the Federal Reserve.

         The Bank is being organized as a state chartered trust company under the laws of the State of Maryland and, subject to regulatory approval, the Bank will engage in a commercial banking business from a main office location in its primary service area, Anne Arundel County, Maryland, with deposits insured by the FDIC. The Bank will seek approval from the Federal Reserve Board to become a state bank member of the Federal Reserve System. The Bank may not commence business until the Commissioner issues a charter for the Bank. There is no assurance that the Bank will be successful in receiving regulatory approval and satisfying any conditions that may be imposed upon the Bank by the Commissioner or the Federal Reserve Board prior to the commencement of its business.

Location and Service Area

         The Bank plans to conduct a general commercial and retail banking business in its service area, emphasizing the banking needs of small businesses, professional concerns and individuals. The Bank proposes to operate initially from a leased facility in the greater Annapolis area. See "Facility" below. The Organizers expect that the Bank will draw most of its customer deposits and conduct most of its lending transactions in the Anne Arundel County and nearby surrounding areas. The Organizers believe that there is a need for, and that the community will support, what would be a locally owned and operated banking institution.

         Anne Arundel County is centrally located at the heart of a mid-Atlantic metropolitan area bounded to the north by Baltimore, to the east by the Chesapeake Bay, and to the southwest by the suburbs of Washington, DC. Annapolis, which serves as both the Anne Arundel County seat and the Maryland State capital, is conveniently located only 24 highway miles from Baltimore, MD and 33 highway miles from Washington, DC. The county has experienced rapid population growth, with total population having increased from 370,775 in 1980 to 427,239 in 1990 to 459,700 in 1995 (sources Anne Arundel County Department of Planning, Maryland Office of Planning, U.S. Bureau of the Census). The population of Anne Arundel County is relatively young (42.4% between the ages of 20 and 44 and 20.6% between 45 and 64 with only 9.7% being 65 and over as of 1993 as estimated by the Maryland Department of Health & Mental Hygiene) and affluent (1994 median household disposable personal income of $49,671 as compared to $44,439 for Maryland and $37,070 for the entire United States of America according to the Office of Business and Economic Research).

         The local economy in Anne Arundel County has historically been very strong and its strength is based upon its diversity. As state capital and county seat, Annapolis serves as a major government center. Annapolis is home to the United States Naval Academy which, in addition to enrolling about 4,000 students from every state in the country, serves as a significant employer and a major tourist attraction. Anne Arundel County is home to Baltimore-Washington International Airport ("BWI"), the fastest growing airport in the country, whose surrounding supporting business district includes more than 30 business parks with over 11 million square feet of commercial space to meet the needs of manufacturers, distributors, high-tech and service companies, and specialized firms. As a 300 year old colonial sea town on the Chesapeake Bay, Annapolis serves as a major tourist attraction. Tourism is a strong and growing industry which pumps $1.4 Billion a year into the county economy. The visitors industry is one of the largest sources of employment in Anne Arundel County, with over 12,000 people employed by visitor-related businesses. The hospitality industry is vital to the local economy where hotels at BWI and Annapolis attract not only tourists but also business travelers and conferences. In additional to fostering a large recreational boating industry, the Chesapeake Bay also supports a significant waterman's industry for many people who earn their living working the bay. Other major Anne Arundel County employers (with number of employees) include the National Security Agency (35,000), Ft. George C. Meade defense facility (14,000), State of Maryland (8,725), Northrop Grumman (7,000), Anne Arundel County Public School System (7,651), Anne Arundel County (3,500), U.S. Naval Academy (2,510), USAir (2,400), Anne Arundel Health System, Inc. (1,800), North Arundel Hospital (1,700), Baltimore Gas & Electric (1,372), McDonald's Corporation (1,300), Giant Food Company (1,281), ARINC (1,100), Wal-Mart Stores (1,050), International Paper (892), IIT Research Institute (660), and Martin Marietta (630). Additionally, in 1995, Potomac Electric Power Company and Baltimore Gas and Electric announced merger plans, to be completed in 1997, that will create Constellation Energy Corporation, a major power company to be headquartered in Annapolis. Although the Organizers are optimistic about the future economic prospects for Anne Arundel County, no assurances can be given that growth in population and number of businesses and increases or improvement in income levels, housing values and other economic indicators will occur or continue in the future.

Banking Services

         The Bank intends to offer a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, savings accounts and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates will be tailored to the Bank's principal market area at rates competitive to those offered in the area. In addition, the Bank intends to offer certain retirement account services, such as Individual Retirement Accounts (IRAs). All deposit accounts will be insured by the FDIC up to the maximum amount allowed by law (generally $100,000 per depositor subject to aggregation rules). The Bank intends to solicit these accounts from individuals, businesses, associations and organizations, and governmental authorities.

         The Bank also plans to offer a full range of short-to-medium term commercial and consumer loans. Commercial loans include both secured and unsecured loans for working capital (including inventory and receivables), business expansion (including acquisition of real estate and improvements) and purchase of equipment and machinery. Consumer loans include secured and unsecured loans for financing automobiles, home improvements, education and personal investments. The Bank also anticipates that it will originate and hold or sell into the secondary market fixed and variable rate mortgage loans and real estate construction and acquisition loans. Fixed rate residential loans will most likely be sold in the secondary market, and adjustable rate residential loans will be held in the Bank's loan portfolio.

         The principal economic risk associated with each of the categories of anticipated loans is the creditworthiness of the Bank's prospective borrowers. Within each such loan category, the level of risk is increased or decreased depending upon economic conditions prevailing from time to time. The unsecured loans in all categories have a higher risk than secured loans. Unsecured loans will be extended only to properly qualified borrowers in the opinion of the Bank. In addition, it is anticipated that a substantial portion of the Bank's loans will be made to small businesses and professional persons, who may be less able to withstand unforeseen competitive, economic and financial conditions than borrowers of a more substantial size. The risk associated with real estate mortgage loans and installment loans to individuals varies based upon the strength and activity of the local economies of the Bank's proposed market areas. The risk associated with real estate construction loans varies based on supply of and demand for the type of real estate under construction. Further, real estate construction loans are subject to special risks due to conditions beyond the control of the borrower, including cost overruns, adverse weather, labor strikes, unavailability of materials and inability to obtain government approvals. The Company anticipates that most of the Bank's real estate construction loans will be for pre-sold or contract homes.

         The Bank's loan underwriting standards will be comparable to those adopted by other commercial lenders for similar loans made in the Bank's market area and will be based upon management's experience with other financial institutions. These standards will include, but will not be limited to, such factors as loan-to-value ratios, credit risk insurance, lien positions and lending officer and credit committee approval authorities. For example, loans secured by real estate will generally require that the loan-to-appraised value ratio not exceed 80%. Any second mortgage loan generally will, when added to the outstanding balance of any first mortgage, not exceed an 80% loan-to-appraised value ratio. The Bank will not as a general practice require credit insurance for its secured loans and generally will not go beyond a second lien position on the collateral for such loans. Although the specifics of the Bank's credit approval process have not yet been determined, it is expected that, depending on the size and the nature of the loan, such approval process will consist of one or more of the following credit authorities: (i) individual officer loan authorities, (ii) an officer loan committee, (iii) a director loan committee and/or (iv) the full Board of Directors.

         The Bank's lending activities will be subject to a variety of lending limits imposed by federal law. While differing limits apply in certain circumstances based on the type of loan or the nature of the borrower (including the borrower's relationship to the Bank), in general the Bank will be subject to a loan-to-one borrower limit of an amount equal to (i) 15% of the Bank's unimpaired capital and surplus in the case of loans which are not fully secured by readily marketable collateral, or (ii) 25% of the unimpaired capital and surplus if the excess over 15% is fully secured by readily marketable collateral. Based on the minimum $5,000,000 initial capitalization of the Bank, the Bank's lending limit will be approximately $750,000 for loans not fully secured and $1,250,000 for loans for which the excess over 15% is fully secured. The limits will increase and decrease as the Bank's capital increases and decreases. The Bank expects to sell participations in its loans to other financial institutions to enable it to meet all of the lending needs of loan customers requiring aggregate extensions of credit above these limits. Additionally, the Bank voluntarily may choose to impose a policy limit on loans to a single borrower that is less than the legal lending limit. The Bank may not make any extensions of credit to any director, executive officer, or principal shareholder of the Bank, or to any related interest of such person, unless the extension of credit is approved by the Board of Directors of the Bank and is made on terms not more favorable to such person than would be available to a person not affiliated with the Bank.

         In recognition of the inherent risks which the Bank assumes in connection with the business of extending credit, the Bank will maintain an allowance for loan losses. The loan loss allowance will be maintained through periodic provisions for loan losses, based upon management's evaluation of the collectibility of loans, prior loan loss experience, and other portfolio quality, review of specific problem loans, and current economic conditions that may affect a borrower's ability to repay. The Bank's policy will be to maintain the allowance at a level considered adequate based on the above factors. The allowance may be for specific anticipated loan losses in the portfolio, or it may be general in nature. Management will continually evaluate the allowance for loan losses and make adjustments as necessary to assure its adequacy. The allowance for loan losses will be based on estimates, and ultimate loan losses may vary from those estimates.

         Other anticipated bank services include travelers checks, money orders, direct deposit of payroll and social security checks and automatic drafts for various accounts. The Bank plans to become associated with a shared network of automated teller machines that may be used by Bank customers throughout Maryland and other regions. The Bank also plans to offer MasterCard and VISA credit card services through a correspondent bank or other agent for the Bank.

         It is not anticipated that the Bank will have trust powers during its initial years of operation. The Bank may in the future offer a full-service trust department, but cannot do so without the prior approval of the
Commissioner and the Federal Reserve. The Bank may also contract for the provision of trust services to its customers through outside vendors.

         The Bank intends to maintain a portfolio of investment securities to enhance its net interest margin while providing additional liquidity. Maturities of the various investments in the portfolio will be staggered so as to provide recurring opportunities to either reinvest funds or liquidate investments to provide for other uses of funds. Additionally, securities in the portfolio may be pledged to secure funding sources in connection with the Bank's overall liquidity management policy.

Competition

         The banking business is highly competitive. The Bank will compete as a financial intermediary with other commercial banks, savings and loan associations, credit unions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market mutual funds and other financial institutions operating in Anne Arundel County and elsewhere.


         The Bank's Anne Arundel County service area is a highly concentrated, highly branched banking market. Competition in Anne Arundel County for loans to small businesses and professionals, the Bank's target market, is intense, and pricing, service and access to decision-making is important. Most of the Bank's competitors have substantially greater resources and lending limits than the Bank and offer certain services, such as extensive and established branch networks and trust services, that the Bank does not expect to provide or will not provide initially. Deposit competition among institutions in Anne Arundel County also is strong. As a result, it is possible that the Bank may pay above-market rates to attract deposits.

         Although the Anne Arundel County market is heavily banked (presumably because of its relatively affluent population representing a relatively large deposit base), the competition comes primarily from branch offices of out-of-county or out-of-state banks. Therefore, the Bank must compete in a niche where it can succeed against large banks which offer a greater variety of products and services and are more convenient to the population by virtue of having more office locations The bank intends to be competitive by providing customers with access to decision-makers and a staff who knows them and is attentive to their needs.

         As of June 30, 1995, while there were eighteen commercial banks operating a total of one-hundred nineteen offices in Anne Arundel County holding deposits totaling more than $3 billion, only three of these commercial banks (Bank of Glen Burnie, five Anne Arundel County offices, total Anne Arundel County deposits of $208.0 million; Annapolis National Bank, four county offices, $61.6 million; and Bank of Annapolis, one office, $60.4 million) were independently owned and locally managed banks headquartered in Anne Arundel County. The largest commercial bank holders of deposits in Anne Arundel County were branch offices of out-of-market owned banks (Nationsbank, headquartered in North Carolina, $580.8 million in 17 offices; Farmers Bank of Maryland, owned by First Virginia Bancorp in Virginia, $473.6 million in 13 offices; First National Bank of Maryland, owned by Allied Irish Bank of Dublin, Ireland, $442.5 million in 17 offices).

         Similarly, as of June 30, 1995, while there were eighteen savings and loan associations/savings banks operating a total of thirty-three offices in Anne Arundel County holding deposits totaling more than $835 million, only four of these savings and loan associations/savings banks (Arundel Federal Savings Bank, three Anne Arundel County offices, total Anne Arundel County deposits of $115.6 million; Severn Savings Bank, FSB, two offices, $100.3 million; Odenton Federal Savings & Loan Association, one office, $28.0 million; and North Arundel Savings Bank, one office, $18.0 million) were independently owned and locally managed savings and loan associations/savings banks headquartered in Anne Arundel County.

         Additionally, the deposit base required to meet the growth goals of the Bank represents only a small portion of the more than $4.5 billion of insured deposits held by federally-insured financial institutions in Anne Arundel County as of June 30, 1995. The Organizers believe that the Bank will be able to compete effectively in this market as an independently-owned, locally managed bank headquartered in Anne Arundel County. The Organizers believe that the area will react favorably to the Bank's proposed community bank focus and emphasis on service to small businesses, individuals and professional concerns. However, there can be no assurance of the Bank's success in this regard.

Facility

         The Organizers anticipate that the Company and the Bank will initially operate from the same facility in the greater Annapolis, Maryland area. The facility will be leased space in, or in close proximity to, a retail shopping center which is highly visible, easily accessible, and heavily trafficked. Negotiations for such space are ongoing and are expected to be concluded in a timely manner to accomplish an orderly opening of the Bank's operations as soon as practicable following completion of the Offering and receipt of appropriate regulatory approvals.

Employees

         The Company anticipates that, upon commencement of operations, the Bank will have approximately ten (10) full-time employees and no part-time employees. The Company will not have any employees other than its officers, none whom will initially receive any remuneration for their services to the Company.

Legal Proceedings

         Neither the Company nor the Bank are party to any legal proceedings.

SUPERVISION AND REGULATION

         General. The Company and the Bank will operate in a highly regulated environment and their business activities will be governed by a number of federal and state statutes, regulations and administrative policies. The business activities of the Company will be supervised and regulated by the Federal Reserve Board and the Company will be required to file periodic reports with the SEC. Additionally, the business activities of the Bank will be supervised and regulated by a number of regulatory agencies, including the Federal Reserve Board, the FDIC, and the Commissioner. The scope of regulation and permissible activities of the Company and the Bank will be subject to change by future federal and state legislation.

         Bank Regulation. The Bank will be organized as a state trust company under the laws of the State of Maryland and its deposits will be insured by the FDIC up to a maximum amount (generally $100,000 per depositor subject to aggregation rules). Consequently, most of the Bank's operations will be regulated and examined by the Federal Reserve Board, the Commissioner, and the FDIC, including reserves, loans, investments, borrowings, deposits, mergers, issuances of securities, payments of dividends, interest rates or fees chargeable on loans, establishment of branches, consolidation or corporate reorganization, and maintenance of books and records. In an effort to achieve a measure of capital adequacy that is more sensitive to the individual risk profiles of financial institutions, the Federal Reserve Board has adopted risk-based capital rules in addition to a leverage requirement. The risk-based capital regulations redefine traditional capital ratios to take into account assessments of risks related to each balance sheet category, as well as off-balance sheet financing activities. Failure to meet the capital requirements would mean that a state member bank would be required to develop and file a plan with the Federal Reserve Board describing the means of and a schedule for achieving the minimum capital requirements within a reasonable period of time. In addition, such a state member bank could not pay dividends and would generally not receive the Federal Reserve Board's approval of any application that requires the consideration of capital adequacy, such as a branch application, unless the Federal Reserve Board found that the bank had a reasonable plan to meet the capital requirement within a reasonable period of time. Further, federal law established certain mandatory and optional regulatory responses to undercapitalized institutions, the severity of which depends upon the degree of undercapitalization. The Federal Reserve Board requires state chartered member banks, such as the Bank, to maintain a minimum tier 1 capital to total assets ratio of 4%, total capital to risk based assets of 8% and Tier 1 capital to risk-based assets of 4%. In addition, it is anticipated the Federal Reserve Board will require the Bank to maintain a minimum total capital to assets ratio of 10% during the Bank's first three years of operation. The Bank intends to control its asset growth in order to maintain capital levels in excess of these ratios. The Bank will be required by the Federal Reserve Board to prepare annual reports on the Bank's financial condition and to conduct an annual internal audit of its financial affairs in compliance with minimum standards and procedures prescribed by the Federal Reserve Board. The Bank will be required by the Commissioner to prepare quarterly reports on the Bank's financial condition and to have a certified public accountant audit the Bank every five years.

         A state member bank may not pay dividends from its capital; all dividends must be paid out of net profits then on hand, after deducting expenses, including losses and bad debts. In addition, the approval of the Federal Reserve Board is required if the total of all dividends declared by a state member bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus.

         The Commissioner prohibits the declaration of cash dividends by a Maryland state bank except to the extent that the dividends are from the following, after providing for due or accrued expenses, losses, interest, and taxes: (I) the Bank's undivided profits, or (ii) with the prior approval of the Commissioner, the Bank's surplus in excess of 100% of its required capital stock.

         Federal law restricts the amount of and prescribes conditions with respect to loans, investments, asset purchases and other transactions ("Covered Transactions") between banks and their affiliates. The aggregate of all Covered Transactions is limited in amount, as to any one affiliate, to 10% of the Bank's capital and surplus and, as to all affiliates combined, to 20% of the Bank's capital and surplus. Furthermore, within the foregoing limitations as to amount, certain Covered Transactions must meet specified collateral requirements. Compliance is also required with certain provisions designed to avoid the Bank's acquisition of low quality assets. These restrictions and conditions will apply to Covered Transactions between the Company and the Bank. Federal law also generally requires that transactions between the Bank and its affiliates, including the Company, be on terms and conditions, including credit standards, that are no less favorable to the Bank as comparable transactions involving nonaffiliated companies.

         The Bank will be subject to state usury laws governing interest rates and other finance charges collectible by the Bank on loans. The Bank's loan operations will also be subject to certain federal laws applicable to credit transactions, such as the Federal Truth-in-Lending Act governing disclosures of credit terms to consumer borrowers, the Equal Credit Opportunity Act prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit, the Fair Credit Reporting Act governing the use and provision of information to credit reporting agencies, the Fair Debt Collection Act governing the manner in which consumer debts may be collected by collection agencies, and the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws. The deposit operations of the Bank will also be subject to the Electronic Funds

Transfer Act and Regulation E issued by the Federal Reserve Board to implement that Act, which govern automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

         The Commissioner, Federal Reserve Board and FDIC have a variety of formal and informal enforcement measures available to them to enforce compliance with applicable law and safe and sound banking practices. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and directors, appointment of a receiver or conservator or termination of deposit insurance. Civil money penalties may also be issued against an institution and its "institution-affiliated parties," including directors, officers, employees, controlling stockholders or others who participate in the conduct of the institution's business. Subject to a narrow exception, the eventual appointment of a conservator or receiver is required for an institution whose tangible capital to total assets ratio falls to 2% or less.

         Insurance of Deposits. Following FDIC approval, deposits of the Bank will be insured by the Bank Insurance Fund ("BIF") of the FDIC. Both the BIF and the Savings Association Insurance Fund ("SAIF"), the deposit insurance fund that covers most savings and loan association deposits, are statutorily required to be recapitalized to a 1.25% of insured deposits reserve ratio. A portion of the insurance assessment paid by SAIF members has been required by statute to be used to make payments on bonds issued by the Financing Corporation ("FICO"), which were issued in the late 1980's to recapitalize the predecessor to the SAIF.

         The BIF has achieved the 1.25% ratio and the FDIC adopted a new assessment rate schedule of 0 to 27 basis points for BIF members. Under the new schedule, approximately 92% of BIF members were required to pay only $2,000 per year, the legal minimum, in insurance premiums. Management, however, can make no assurance as to its premium or that such premium will not change in the future. With respect to SAIF member institutions, the FDIC adopted a final rule retaining the existing assessment rate schedule applicable to SAIF member institutions of 23 to 31 basis points. The SAIF was several years away from achieving the required ratio largely due to the required FICO payments. Consequently, a significant differential in the insurance premiums paid by BIF and SAIF members arose.

         Legislation was recently enacted to mitigate the effect of the BIF/SAIF premium disparity. Among other things, the legislation also spreads to BIF members a portion of the burden of making FICO payments. Beginning on January 1, 1997, BIF deposits will be assessed for FICO payments at a rate of 20% of the rate assessed on SAIF deposits and, based on current estimates, BIF deposits will be assessed a FICO payment of 1.3 basis points, while SAIF deposits will pay an estimated 6.4 basis points on FICO. Full pro rata sharing of the FICO payments by BIF members will occur on the earlier of January 1, 2000 or the date the BIF and SAIF are merged. The legislation specifies that the BIF and SAIF will be merged on January 1, 1999, provided that there are no more savings associations as of that date. This will require subsequent legislation eliminating the thrift charter. Management cannot predict the exact amount of the assessment rates on BIF deposits for FICO obligations or whether the BIF and SAIF will eventually be merged.

         Bank Holding Company Regulation. Because it will own the outstanding stock of the Bank, the Company will be a bank holding company within the meaning of the federal Bank Holding Company Act of 1956. As a bank holding company, the Company will be required to register with the Federal Reserve Board and to file with this agency reports and other information regarding its business operations and those of its subsidiaries. It will also be subject to examination by the Federal Reserve Board. Under the federal Bank Holding Company Act of 1956, it is unlawful, without the prior approval of the Federal Reserve Board (i) for any bank holding company to acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank, (ii) for any bank holding company or subsidiary thereof, other than a bank, to acquire all or substantially all of the assets of a bank, or (iii) for any bank holding company to merge or consolidate with any other bank holding company.

         Generally, a bank holding company is prohibited from acquiring direct or indirect ownership or control of any voting stock of any company which is not a bank or a bank holding company and must engage only in the business of banking or managing or controlling banks or furnishing services to or performing services for its subsidiary banks. The Federal Reserve Board, by order or regulation, may authorize a holding company to engage in or acquire stock in a company engaged in activities so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve Board has determined by regulation to be incidental to the business of a bank holding company are making or servicing loans or certain types of leases; engaging in securities brokerage and limited insurance activities; performing certain data processing services; acting in certain circumstances as a fiduciary or investment or financial advisor; ownership and operation of savings associations; and making investments in certain corporations of projects designed primarily to promote community welfare.

         The Company also will be restricted in its activities by the provisions of the Glass-Steagall Act of 1933, which will prohibit the Company from owning subsidiaries that are engaged principally in the issue, flotation, underwriting, public sale, or distribution of securities. The interpretation, scope and application of the provisions of the Glass-Steagall Act currently are being considered and reviewed by regulators and legislators.

         Subject to certain restrictions, the Company may borrow money to make a capital contribution to the Bank and such loans may be repaid from dividends paid from the Bank to the Company (although the ability of the Bank to pay dividends will be subject to regulatory restrictions).

Effect of Governmental Monetary Policies

         The earnings of the Bank will be affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Board's monetary policies have had, and will likely continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve Board have major effects upon the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

MANAGEMENT

General

         The following table sets forth the respective names, ages, positions with the Company and the Bank, and anticipated subscriptions of the Organizers. The Organizers may elect to purchase more than the shares indicated below.


                                                                                    % of                 % of
                                     Positions with             Number of           Minimum              Maximum
Name (Age)                           the Company                Shares              Offering(1)(2)       Offering(1)(3)
Michael J. Bermel, 39                Director                    10,000               1.82%                  1.25%

William G. Chavanne, 57              Director, Treasurer         10,000               1.82%                  1.25%

Ronald E. Gardner, 43                Director,                   15,000               2.73%                  1.88%
                                     Vice President

Stanley J. Klos Jr., 44              Director, Secretary         10,000               1.82%                  1.25%

John W. Marhefka, Jr., 42            Director, Chairman,         15,000               2.73%                  1.88%
                                     President, & CEO

Michael B. Monias, 68                Director                    10,000               1.82%                  1.25%

James W. Thomasson, Sr., 63          Director                    10,000               1.82%                  1.25%

Philip M. Wackerhagen, 57            Director                    20,000               3.64%                  2.50%
---------------------------------------------------------------------------------------------------------------------
Total                                                           100,000              18.18%                 12.5 %



--------------------
(1) All such purchases will be at a price of $10.00 per share, the same price at which shares are being offered to the public. Does not include the exercise of Options which will be granted to the named Organizer, 20% of which will become exercisable on the anniversary date for each of the five years following the Date of Satisfaction of Escrow Conditions (as hereinafter defined). See "MANAGEMENT - Stock Option Plan." Does not include the exercise of Warrants which will be granted to each of the Organizers, 20% of which will become exercisable on the anniversary date for each of the five years following the Date of Satisfaction of Escrow Conditions. See "MANAGEMENT - Common Stock Warrants."

(2) Indicates the percentage of outstanding shares owned assuming that the minimum 550,000 shares are sold in the Offering.

(3) Indicates the percentage of outstanding shares owned assuming that the maximum 800,000 shares are sold in the Offering.

No person is expected to own more than 5% of the shares of the Company.

All of the Organizers are directors of the Company and will serve as directors of the Bank. Biographical information concerning the Organizers is set forth below. None of the Organizers are related. All of the Directors of the Company and the Bank shall serve for one year terms.

Biographies

John W. Marhefka, Jr. has held high level positions in the Maryland financial institution industry since 1978. Most recently he founded Annapolis Bancshares, Inc. and Bank of Annapolis in 1988 and 1989, respectively, and led those organizations through more than seven consecutive years of earnings and asset growth before they were sold to Sandy Spring Bancorp, Inc. in August 1996 for ___ times the book value of the Company's common stock and ___ times the Company's earnings at the time the acquisition was completed. These companies were high performing, strong earning companies with an exceptional record of complying with applicable laws and regulations. Mr. Marhefka served as President & Chief Executive Officer of the companies for their entire duration, and served as Chairman of the Board and Chief Financial Officer from 1988 to 1992. Under Mr. Marhefka's leadership, the Bank of Annapolis went from a start-up bank with $1.1 million in assets to $81.1 million at June 30, 1996, immediately prior to the time it was acquired. At that date, the bank had a return on assets of 1.85 and a return on equity of 16.03. There can be no assurances that the financial success of these companies can be repeated. Mr. Marhefka currently serves as Chairman of the Board, President, Chief Executive Officer and Chief Financial Officer of State Capital Bancorp, Inc. and proposes to assume those positions with State Capital Bank upon its inception. He is active in community affairs and serves on the Board of Directors of Leadership Anne Arundel.

Michael J. Bermel has been a practicing optometrist and investor in Fairfax, Virginia for thirteen years. Having been on the Board of Directors of both ABI and BOA since their inception, he has substantial experience in overseeing a start-up community bank in Annapolis, Maryland. He also served as a member of BOA's Audit & Personnel Committees, as well as Chairman of its Marketing Committee. He is a graduate of the University of Maryland Baltimore County and the Pennsylvania College of Optometry. He is a member of numerous trade organizations and serves on the Executive Committee of the Virginia Optometric Association.

William G. Chavanne retired as a Colonel after 30 years in the US Air Force, a year in the Naval Reserve, and four years at the Naval Academy. Numerous projects ranged from Project Officer to Commander. He served as Comptroller for the Air Force's Southern Communications Area and as Chief Information Officer for the worldwide Defense Fuels Supply Center. His education includes a BS in Engineering Sciences from the US Naval Academy and an MS in Industrial Engineering from the University of Pittsburgh. Additional training includes the Professional Comptroller School in Montgomery, Alabama. He has lived in Anne Arundel County since 1982 and is active in community affairs. He teaches the Advanced Computer class at Anne Arundel County's Pascal Senior Center and is an IRS trained Volunteer Income Tax Assistor. He is a Sponsor for Midshipmen and Treasurer of the Hermitage Hills Community Association.

Ronald E. Gardner was an Owner, Director, and Vice President of E.L. Gardner, Inc. from 1969 to July 1996, at which time he sold his interest in the Company and resigned. Mr. Gardner was responsible for day to day operations of E.L. Gardner, Inc., which is a major producer of ready mix concrete in Anne Arundel county. By virtue of his position with the Company, he gained extensive familiarity with the Anne Arundel County construction industry. Mr. Gardner is a life long resident of Anne Arundel County.

Stanley J. Klos, Jr. has been a practicing attorney in Anne Arundel and Prince George's Counties since 1977. He is currently a principal of the Annapolis law firm of Klos & Hackner, P.A. He is a member of the Maryland, District of Columbia, Anne Arundel County, and Prince George's County Bar Associations. Mr. Klos is very active in community affairs and serves on the Boards of Directors of Leadership Anne Arundel, the American Heart Association of Anne Arundel County, and the YMCA of Anne Arundel County.

Michael B. Monias has been a practicing physician and investor in Annapolis for many years. Having been on the Board of Directors of both ABI and BOA since their inception, he has substantial experience in overseeing a start-up community bank in Annapolis, Maryland. He also served as a member of BOA's Audit & Personnel Committees.

James W. Thomasson, Sr. is President of Brookfield Builders & Developers, Inc. He has been a homebuilder and developer in Anne Arundel County for forty years. He is active in community affairs, serving a President of Christmas in April for Anne Arundel County, a non-profit organization which improves homes for low income families. He is also a member of the Maryland Homebuilders Association and the Kent Island Yacht Club. Mr. Thomasson served as a Sergeant in the U.S. Army from 1953 to 1956.

Philip A. Wackerhagen has been with the IIT Research Institute in Annapolis since 1968. That firm provides technical support to the Department of Defense Joint Spectrum Center. A senior engineer, he has analyzed communications and electronics systems to ascertain the impact of electromagnetic interference on the operational capabilities of such systems. Also, as an independent tester of software systems, he evaluates the design, robustness, and user-friendliness of in-house designed PC- and work station-based software. Mr. Wackerhagen graduated from Union College, Schenectady, New York in 1963 with a Bachelor of Science in Electrical Engineering. He then served in the US Air Force for 4.5 years, attaining the rank of Captain, where he designed and evaluated communications and electronics receiving systems. He has lived in Annapolis for more than 17 years.

Employment Agreement

         On December 4, 1996, John W. Marhefka, Jr., who is President and Chief Executive Officer of the Company, entered into an Employment Agreement ("the Agreement") with the Company, and his employment commenced on that date. The Agreement contains provisions relating to the employment of Mr. Marhefka by the Company and/or the Bank prior to and after the Date of Satisfaction of Escrow Conditions. For purposes of this discussion of the Agreement, the Date of Satisfaction of Escrow Conditions is the first day of the month following the last to occur of the following: (i) the Company's acceptance of subscriptions and payment in full to purchase a minimum of 550,000 shares of Common Stock in the Offering; (ii) the Company obtaining regulatory approvals to acquire the stock of the Bank and thereafter to become a bank holding company; (iii) the Bank receiving preliminary approval of its application for a charter from the Commissioner; (iv) the Bank receiving preliminary approval of its application for membership in the Federal Reserve System from the Federal Reserve Board, and
(v) the Bank receiving preliminary approval of its application for insurance of deposit accounts from the FDIC.

         Prior to the Date of Satisfaction of Escrow Conditions. Pursuant to the Agreement, Mr. Marhefka is currently employed by the Company to head the effort to organize the Bank at an annual base salary of $70,000, plus reimbursement for reasonable business expenses. Prior to the Date of Satisfaction of Escrow Conditions, the Company may terminate the Agreement and will have no liability to Mr. Marhefka except for rights earned through the date of termination.

         After the Date of Satisfaction of Escrow Conditions After the Date of Satisfaction of Escrow Conditions, the Bank will join in the Agreement and Mr. Marhefka will begin serving as President and Chief Executive Officer of the Bank in addition to continuing his duties as President and

Chief Executive Officer of the Company. The Company and the Bank are hereinafter collectively referred to as "the Companies". At that time, Mr. Marhefka's base salary will be increased to $100,000 per annum, which amount will be increased by 10% annually at the beginning of each of the succeeding four years of the Agreement. Additionally, the Bank will provide and maintain an automobile for Mr. Marhefka's use, and provide family health insurance coverage, reimbursement of reasonable business related expenses, group benefits to the extent provided for other executives, and cash bonuses as deemed appropriate by the Board of Directors. Mr. Marhefka will not participate in any Board discussions of bonuses that he may receive and no such bonuses will be paid until the Companies become profitable. The Agreement also provides that, on the Date of Satisfaction of Escrow Conditions, the Companies will grant to Mr. Marhefka a non-transferable option under the Company's Stock Option Plan to purchase, at a price of $10.00 per share, that number of shares of Common Stock equal to 1% of the aggregate number of shares sold in the Offering. Such options will be exercisable for a period of ten years thereafter so long as Mr. Marhefka remains an employee of the Companies, subject to a five year vesting schedule with 20% of the options becoming exercisable on the anniversary date for each of five years following the Date of Satisfaction of Escrow Conditions. All of the then currently exercisable options will expire 90 days following termination of Mr.
Marhefka's employment for any reason.

         The Agreement may be terminated by written notice to either party with or without "cause". Mr. Marhefka must provide 180 eighty days notice of his intention to terminate the Agreement. The Agreement provides that if Mr. Marhefka terminates the Agreement by voluntary resignation, Mr. Marhefka will not work for or advise, consult, or otherwise serve with, directly or indirectly, and entity who materially competes with the Companies for a percent of two years following such resignation. The Agreement further provides that if the Companies terminate the Agreement for any reason, other than for "cause" or due to Mr. Marhefka's death or disability, Mr. Marhefka will be paid a lump sum payment equal to one and one-half (1.5) times the base salary and bonus earned during the preceding twelve month period. Notwithstanding the above, in the event of a "change of control" of the Companies (as defined in the Agreement), Mr. Marhefka will have the option within six months of the "change in control" to either enter into a new employment agreement with the Companies, on mutually agreeable terms, or receive a lump sum payment equal to one and one-half (1.5) times the base salary and bonus earned during the preceding twelve month period. Additionally, upon the event of (i) termination other than for "cause", (ii) termination due to death or disability, or (iii) a "change of control" of the Company all of the Warrants and Options granted to Mr. Marhefka would become immediately exercisable. The Agreement does not provide benefits to Mr. Marhefka in the event of his death or disability, his discharge by the Companies for "cause", or his resignation. The term of the Agreement continues until the earlier of (i) the close of business on the date which is five years after the Date of Satisfaction of Escrow Conditions, or (ii) termination of the Agreement pursuant to the above provisions of the Agreement.

Director Compensation

         The Organizers do not intend for the Company or the Bank to pay directors' fees in the initial years of operation and at least until the Company and Bank achieve profitability. In lieu thereof, the Organizers will receive warrants to purchase Common Stock. See "Common Stock Warrants."

Common Stock Warrants

         The Organizers of the Company and members of their immediate families have indicated their intention to purchase shares of the Common Stock offered hereby at a price of $10.00 per share, the same price at which shares of Common Stock are being offered to others hereby. Each of the

Organizers is a director of the Company and will become a director of the Bank. Additionally, to facilitate the Bank's formation, each of the Organizers has personally guaranteed a loan to the Company, the proceeds of which will be used to pay certain organizational, offering, and pre-opening expenses. The loan is a $200,000 line of credit with First National Bank of Maryland and to the extent utilized prior to the completion of the Offering will be repaid from the Offering proceeds. If the conditions to the release of funds to the Company are not satisfied for any reason (see "THE OFFERING - Conditions to the Offering and Release of Funds"), the Organizers shall be obligated to repay the loan personally.

         The Company and the Bank do not intend initially to pay directors a fee, at least until the Bank attains profitability. In lieu thereof, and in recognition of the financial risks undertaken by the Organizers in personally guaranteeing the loan, and as additional incentive for them to build stockholder value as directors of the Company and the Bank, each of the Organizers will be granted non-transferable warrants (the "Warrants") to purchase up to 5,000 shares of the Company's Common Stock at the price of $10.00 per share, the same price at which the shares are being offered hereby. The Warrants will be issued upon completion of the Offering and will be exercisable, so long as the Organizer continues to be a Director, for a period of ten years thereafter subject to a five year vesting schedule, with 20% of the Warrants becoming exercisable on the anniversary date for each of the five years following the Date of Satisfaction of Escrow Conditions. Should an Organizer discontinue serving as a Director during such five year period, that Organizer's then vested Warrants will expire 30 days following such discontinuance of service and no additional warrants shall vest.

Stock Option Plan

         The Company has adopted a Stock Option Plan, covering 35,000 shares of the Common Stock, which is intended to qualify for favorable tax treatment under
Section 422 of the Internal Revenue Code. The Stock Option Plan will be administered by the Board of Directors of the Company and will provide for the granting of options to purchase shares of the Common Stock to officers and certain key employees of the Company and the Bank. The Company does not intend to grant any options under the Stock Option Plan to Organizers, other than to Mr. Marhefka as President & Chief Executive Officer of the Company and the Bank (See "Employment Agreement" above). The purchase price under all such options intended to qualify as incentive options will not be less than the fair market value of the shares of Common Stock on the date of grant. Options will be exercisable 20% each year on the anniversary date for each of the five years following the Date of Satisfaction of Escrow Conditions. The stock options are intended to be used to recruit and motivate the highest quality management team. The Stock Option Plan has been approved by the initial shareholder of the Company and no further shareholder approval will be sought.

         If options granted under the Stock Option Plan qualify as incentive options under Section 422, no taxable income will be recognized by the recipient of the options as a result of the grant or exercise of the options. If options do not qualify as incentive options, income will be recognized by the recipient upon exercise of the option to the extent of the difference in the option exercise price and the fair market value of the Common Stock, and a corresponding deduction to taxable income will be created for the Company.

         Pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, holders of options issued under the Stock Option Plan may be able to exercise options and resell the underlying shares, provided that six months have elapsed from the date of grant to the date of sale of the underlying stock, thus profiting from any appreciation of the Company's shares during the option period while avoiding any market risk attendant to holding shares of the Company.

Liability and Indemnification of Directors and Officers

         The Maryland Code permits corporations, such as the Company, to limit the personal liability of directors, officers, employees and agents for a breach of fiduciary duty. The Articles of Incorporation and Bylaws of the contain provisions which limit the liability of directors to the fullest extent under Maryland law. The Company's Bylaws also provide that to the extent permitted by Maryland law, no director or officer of the Company shall be liable to the Company or its stockholders for money damages. The Company believes that such actions will assist the Company in continuing to attract and retain talented directors and officers in light of the growing risk of litigation against directors and officers of publicly held corporations.

         The provisions of the Maryland Code permit a corporation to indemnify any director made a party to any proceeding by reason of services in that capacity if the director acted in good faith and reasonably believed that (I) in the case of conduct in the director's official capacity with the corporation, such conduct was in the best interests of the corporation; and (ii) in all other cases, such conduct was at least not opposed to the best interests of the corporation. In the case of any criminal proceeding, the director must have had no reasonable cause to believe that the conduct was unlawful.

         Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses, including attorney's fees, actually incurred by the director in connection with the proceeding. However, if the proceeding was one by or in the right of the Company, indemnification may be made only against reasonable expenses and may not be made in respect to any proceeding in which the director shall have been adjudged liable to the Company. In addition, no indemnity is permitted to a director with respect to any proceeding charging improper personal benefit, whether or not involving action in the director's official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received. Maryland law provides that a director who has been successful in the defense of a proceeding shall be indemnified against reasonable expenses incurred in connection with the proceeding. The provision also permits the advancement of reasonable expenses if the director undertakes to repay the amount if it is ultimately determined that the director has not met the standard of conduct necessary for indemnification. Officers, employees and agents of the Company may be indemnified by the Company to the same extent as directors.

         As a result of the inclusion of such provision, the stockholders of the Company may be unable to recover monetary damages against directors pursuant to actions taken against them. Although the provision would have no effect on certain equitable remedies, such as injunction or rescission, the availability of such equitable remedies may be of limited usefulness.

Transactions with the Company and the Bank

         The Company and the Bank may have banking and other transactions in the ordinary course of business with directors and officers of the Company and the Bank, and their affiliates, to the extent permitted by law. These transactions will occur upon substantially the same terms and conditions (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties and will require the prior approval of a majority of the Board of Directors. Such transactions are not expected to involve more than the normal risk of collectibility nor present other unfavorable features to the Company or the Bank. Directors and officers with a personal interest in any loan application will be excluded from the consideration of such loan application.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

         As of December 31, 1996, the Company has Total Assets of $23,809. The Company has recorded Common Stock of $100 resulting from the purchase by an Organizer of 100 shares of Common Stock, $1.00 par value per share, to complete the initial capitalization of the Company. These shares will be redeemed by the Company for $10.00 per share (the price at which they were issued) as soon as practicable after issuance of the shares of Common Stock in the Offering. Through December 31, 1996, all costs associated with the forming of the Company and the Bank, including attorneys' fees, filing fees, and salary all totaling $22,799, have been capitalized as Organizational Costs and either accrued or funded through advances on a line of credit to the Company from First National Bank of Maryland which is personally guaranteed by the Organizers. The Company will continue to pay and capitalize organizational expenses estimated to total $195,000 by drawing advances on the line of credit up to a maximum of $200,000. Upon successful completion of the Offering, the balance of the line of credit will be repaid from the proceeds of the Offering, and all capitalized expenses will be charged against Paid-in-Surplus prior to commencing operations. Prior to the commencement of operations, the Company and the Bank will incur pre-opening expenses estimated to total $50,000 which will be charged against operating results, and will incur additional costs of leasehold improvements and the purchase of furniture fixtures and equipment which will be capitalized and depreciated over applicable useful lives. The amount of capitalized expenses for leasehold improvements, furniture, fixtures, and equipment will not be readily determinable until finalization of site negotiations which are currently in progress, but are estimated to be between $200,000 and $500,000.

DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

General

         The Company's Articles of Incorporation authorize it to issue up to 5,000,000 shares of Common Stock, $1.00 par value per share, of which a minimum of 550,000 shares and a maximum of 800,000 shares are being offered hereby.

         At December 31, 1996, there were 100 shares of the Common Stock issued and outstanding. See "CAPITALIZATION."

         It is anticipated that the Company will reserve a number of the remaining authorized but unissued shares of Common Stock for issuance to officers and key employees of the Company and the Bank pursuant to options to be issued under the Company's Stock Option Plan and for issuance to Organizers pursuant to the Common Stock Warrants. See "MANAGEMENT" - "Stock Option Plan" and "Common Stock Warrants."

         The owners of the Company's Common Stock will not have preemptive rights to subscribe for or to purchase any shares of Common Stock or other securities that may from time to time be issued by the Company, nor will such owners have the right to convert the Company's Common Stock to another type or class of security. There will be no cumulative voting, right of conversion, redemption right or sinking fund provisions with respect to the Company's Common Stock. All shares of the Company's Common Stock issued in accordance with the terms of this offering as described in this Prospectus will be fully paid and nonassessable.

         All shares of Common Stock of the Company will be entitled to share equally in dividends from funds legally available therefore, when, as and if declared by the Board of Directors. The Company does not plan to declare any dividends in the immediate future. See "DIVIDEND POLICY". Upon liquidation of the Company, any assets remaining after payment in full of all creditors, including holders, if any, of subordinated debt or capital notes, will be distributed pro rate among holders of the Company's Common Stock.

         Holders of the Company's Common Stock will be entitled to one vote for each share of Common Stock they own in all matters requiring a stockholder vote. Cumulative voting is not permitted for the election of directors. The Board of Directors will fix a record date for each annual and special stockholders' meeting.

Transfer Agent

         The Company will act as registrar and transfer agent for the Company's Common Stock.

Shares Eligible for Future Sale

         Upon completion of this offering, the Company will have a minimum of 550,000 and a maximum of 800,000 shares of Common Stock outstanding. The shares sold in the Offering will be freely tradable, without restriction or registration under the Securities Act, except for shares purchased by "affiliates" of the Company, which will be subject to resale restrictions under the Securities Act. An affiliate of the Company, as defined in Rule 144 under the Securities Act is a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company. Rule 405 under the Securities Act defines the term "control" to mean possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise. All directors and executive officers of the Company and the Bank will be deemed to be affiliates. All shares issued upon exercise of warrants granted to the Organizers or options granted under the Stock Option Plan (unless shares issued under the Stock Option Plan are covered by a separate registration statement under the Securities Act) will be "restricted securities" under the Securities Act and will also be subject to resale restrictions. These restricted securities and securities held by affiliates may be eligible for sale in the open market without registration in accordance with the provisions of Rule 144.

         In general, under Rule 144 an affiliate of the Company may sell, within any three month period, a number of shares equal to the greater of 1% of the then outstanding shares of the Company's Common Stock or, if the shares are listed on a national securities exchange and/or are over-the-counter securities traded on the NASDAQ Stock Market, the average weekly trading volume of the Common Stock during the four calendar weeks preceding the sale. Rule 144 also requires the securities to be sold in "brokers' transactions", as defined by the Securities Act, and the person selling the securities may not solicit orders or make any payment in connection with the offer or sale of securities to any person other than the broker who executes the order to sell the securities. This requirement may make the sale of the Common Stock by affiliates of the Company pursuant to Rule 144 difficult if no trading market develops in the Common Stock. The requirement does not apply to sales of restricted securities held by non-affiliates for at least three years.

LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for the Company by Muldoon, Murphy, & Faucette, Attorneys at Law, 5101 Wisconsin Avenue, N.W., Washington, D.C.
20016.

EXPERTS

         The financial statements of the Company included in this Prospectus have been included in reliance on the report of Rowles & Company, LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                          STATE CAPITAL BANCORP, INC.
                        (A Development Stage Enterprise)

                         Index to Financial Statements


                                                                                   Page
Independent Auditor's Report

Financial Statements:                                                               F-2

    Statement of Condition of December 31, 1996.                                    F-3

    Statement of Operations for the Period November 18, 1996
    (date of inception) through December 31, 1996                                   F-4

    Statement of Changes in Stockholder's Equity for the Period
    November 18, 1996 (date of inception) through December 31, 1996.                F-5

    Statement of Cash Flows for the Period November 18, 1996
    (date of inception) through December 31, 1996.                                  F-6

    Notes to Financial Statements

All schedules have been omitted because they are inapplicable or the required
information is provided in the financial statements, including the notes thereto.   F-7

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
State Capital Bancorp, Inc.

We have audited the accompanying Statement of Condition of State Capital Bancorp, Inc., a development stage enterprise, as of December 31, 1996, and the related Statements of Operations, Changes in Stockholder's Equity, and Cash Flows for the period November 18, 1996, date of inception, through December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of State Capital Bancorp, Inc. as of December 31, 1996, and the results of its operations and its cash flows for the period November 18, 1996, date of inception, through December 31, 1996, in conformity with generally accepted accounting principles.

ROWLES & COMPANY, LLP

Baltimore, Maryland
January 9, 1997

                          STATE CAPITAL BANCORP, INC.
                        (A Development Stage Enterprise)

                             Statement of Condition




                                                  December 31, 1996
                                                  -----------------
Assets:

Cash..............................................    $ 1,010

Organizational Costs..............................     22,799
                                                      -------

   Total Assets...................................    $23,809
                                                      =======

Liabilities:

Borrowings........................................    $ 7,000

Accrued Expenses..................................     15,809
                                                      -------

   Total Liabilities..............................    $22,809
                                                      -------

Stockholder's Equity:

Capital Stock, $1.00 par value; 5,000,000 shares
authorized, 100 shares issued and outstanding.....    $   100

Paid-in-Surplus...................................        900

Retained Earnings.................................         --
                                                      -------

   Total Stockholder's Equity.....................    $ 1,000
                                                      -------

   Total Liabilities & Stockholder's Equity.......    $23,809
                                                      =======



See accompanying notes to financial statements.

                          STATE CAPITAL BANCORP, INC.
                        (A Development Stage Enterprise)

                            Statement of Operations



                                     For the Period November 18, 1996
                                           (Date of Inception)
                                        Through December 31, 1996
                                     --------------------------------


Total Income.........................              $ --

Total Expense........................                --

Net Income...........................                --

Net Income per share.................                --


See accompanying notes to financial statements.

                          STATE CAPITAL BANCORP, INC.
                        (A Development Stage Enterprise)

                  Statement of Changes in Stockholder's Equity



                                                               For the period November 18, 1996
                                                                     (Date of Inception)
                                                                  Through December 31, 1996
                                           ------------------------------------------------------------------------
                                                Common Stock
                                           ----------------------
                                                                                                       Total
                                                          Par        Paid-in        Retained       Stockholder's
                                             Shares      Value       Surplus        Earnings           Equity
                                           ----------  ----------  ------------  --------------  ------------------
Balance, November 18, 1996.................      --        $ --         $ --           $ --              $   --

Issuance of Common Stock ..................     100         100          900             --               1,000
                                                ---        ----         ----           ----              ------

Balance, December 31, 1996.................     100        $100         $900             --              $1,000
                                                ===        ====         ====           ====              ======


See accompanying notes to financial statements.

                          STATE CAPITAL BANCORP, INC.
                        (A Development Stage Enterprise)

                            Statement of Cash Flows




                                                                For the Period
                                                              November 18, 1996
                                                             (Date of Inception)
                                                                   Through
                                                              December 31, 1996
                                                             -------------------



Cash flows from operating activities:

   Net Income.......................................................   $     --
                                                                       --------

Adjustments to reconcile net income to net case used in operating activities:

   Increase in organizational costs.................................   $(22,799)

   Increase in accrued expenses.....................................     15,809
                                                                       --------

   Net cash used for operating activities...........................   $ (6,990)
                                                                       ========

Cash flows from investing activities:

   Net cash used in investing activities............................   $     --
                                                                       ========

Cash flows form financing activities:

   Proceeds from sale of organizational shares......................   $  1,000

   Proceeds from borrowings.........................................      7,000
                                                                       --------

   Net cash provided by financing activities........................   $  8,000
                                                                       ========

Net increase in cash and cash equivalents...........................   $  1,010
                                                                       ========

Cash and cash equivalents at beginning of period....................         --
                                                                       ========

Cash and cash equivalents at end of period..........................   $  1,010
                                                                       ========

Supplemental disclosures of cash flow information:

   No cash was paid during the period for interest or income taxes



See accompanying notes to financial statements.

                          STATE CAPITAL BANCORP, INC.
                        (A Development Stage Enterprise)

                         Notes to Financial Statements

                               December 31, 1996

(1)      Summary of Significant Accounting Policies

         (a)      General

         State Capital Bancorp, Inc. (the "Company"), a development stage enterprise, was incorporated as a Maryland corporation effective November 18, 1996 for the purpose of becoming a bank holding company for its proposed wholly-owned subsidiary, State Capital Bank (the "Bank"), which will operate in the Anne Arundel County, Maryland area. The organizers of the Bank have filed an application with the Maryland Bank Commissioner to charter the Bank, and are in the process of completing the filing of applications for additional required approvals from the Federal Deposit Insurance Corporation and the Federal Reserve Board. The Company is also making application to the Federal Reserve Board for permission to become a bank holding company by acquiring all of the common stock of the Bank.

         Neither the Company nor the Bank has commenced their respective operations as a bank holding company or as a commercial bank and neither will do so unless regulatory approvals are obtained and the required capitalization of the Bank by the Company is obtained from the proceeds of the sale of the Company's common stock.

         (b)      Organizational Costs

         Organizational costs incurred during the development stage of the Company will be capitalized. These costs will be charged against Paid-in-Surplus following completion of the stock offering, and will be repaid by the organizers if the stock offering is not successfully completed (see Note 2 below). Additional costs are expected to be incurred for the stock offering and organization of the Company and the Bank.

         (c)      Income Taxes

         The Company is subject to state and federal income taxes. No taxes have been paid or accrued and no deferred tax asset has been recorded because the Company has not earned taxable income.

         The Company's year end for both financial reporting and tax purposes is December 31.

(2)      Borrowings

         The Company has obtained a line of credit (the "Line") from First National Bank of Maryland in the maximum amount of $200,000, the proceeds of which have and will be used to fund organizational costs. The Line has a maturity date of September 30, 1997 and carries an initial interest rate of 8.25%, which varies with the prime interest rate. Upon successful completion of the Company's proposed sale of common stock, the Line is to be repaid from the proceeds of the offering. Amounts advanced on the line total $7,000 as of December 31, 1996. The Line is personally guaranteed by the organizers of the Company, who will repay the Line if the offering is not successful.

(3)      Common Stock Offering

         The Company intends to file a registration statement on Form SB-2 with the Securities and Exchange Commission offering for sale a minimum of 550,000 and a maximum of 800,000 shares of the Company's $1.00 par value common stock at $10.00 per share.

(4)      Stock Warrants and Incentive Stock Option Plan

         Upon successful completion of the stock offering, the Company plans to issue stock warrants to its organizers to purchase up to 40,000 aggregate shares of its common stock at $10.00 per share, subject to a five year vesting schedule. Additionally, the Company has an Incentive Stock Option Plan which has reserved up to 35,000 shares for issuance to officers and key personnel. Of this amount, options to purchase between 5,500 and 8,000 shares at $10.00 per share, subject to a five year vesting schedule, are intended to be issued to the Company's President & Chief Executive Officer upon successful completion of the stock offering in accordance with an employment agreement.

(5)      Commitments

         The Company has entered into an employment agreement with one of the organizing directors to serve as President & Chief Executive Officer of the Company prior to the completion of the Stock Offering and of the Company and the Bank following completion of the Offering. The agreement provides for an initial term of five years, an annual salary, the right to receive bonuses (at the discretion of the board of directors), the right to receive stock options, and other customary executive benefits. Should the stock offering not be successful, the agreement terminates without further liability to the Company.

                                   EXHIBIT A

                             SUBSCRIPTION AGREEMENT

================================================================================

     No dealer, salesman or any other person has been authorized to give any information or to make any representation other than as contained in this Prospectus in connection with the offering made hereby, and, if given or made, such information or representation shall not be relied upon as having been authorized by the Company, the Bank or Charles Webb & Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company or the Bank since any of the dates as of which information is furnished herein or since the date hereof.

                    ______________________________

                          TABLE OF CONTENTS

                                                             Page

Additional Information ..........................................
Reports to Shareholders .........................................
Prospectus Summary ..............................................
Risk Factors ....................................................
The Company and The Bank ........................................
The Offering ....................................................
Use of Proceeds .................................................
Capitalization ..................................................
Proposed Business ...............................................
Supervision and Regulation ......................................
Management ......................................................
Management Discussion and Analyses ..............................
Description of Capital Stock of the Company .....................
Legal Matters ...................................................
Experts .........................................................
Financial Statements ............................................
Subscription Agreement ..........................................

                    ------------------------------

     Until __________, 1997 or 25 days after commencement of the Offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================


================================================================================

                                 800,000 Shares




                          State Capital Bancorp, Inc.

                         (Proposed Holding Company for
                              State Capital Bank)




                                  COMMON STOCK



                                   __________

                                   PROSPECTUS
                                   __________





                             Charles Webb & Company
                  A Division of Keefe, Bruyette & woods, Inc.

                           _______________ ___, 1997




================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24. Indemnification of Directors and Officers.

In accordance with Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland, Articles Ninth and Tenth of the Registrant's Articles of Incorporation provide as follows:

NINTH:

        (a) As used in this Article NINTH, any word or words that are defined in
Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time, (the "Indemnification Section"), shall have the same meaning as provided in the Indemnification Section.

        (b) The Corporation may, as determined by the Board of Directors of the Corporation, indemnify and advance expenses to a director, officer, employee or agent in connection with a proceeding to the extent permitted by and in accordance with the indemnification Section.

TENTH:

        To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any provision of the charter or bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Item 25. Other Expenses of Issuance and Distribution

SEC filing fee(1)....................................          $  2,500
Bank Regulatory Filings..............................               500
Printing, postage and mailing........................            12,000
Legal fees and expenses..............................            70,000
Selling commissions(1) and expenses..................           365,000
Marketing expenses...................................            10,000
Salary of CEO........................................            32,000
Accounting fees and expenses.........................            25,000
Blue Sky fees and expenses ..........................            10,000
Bank Escrow Agreement................................             5,000
Interest on Line of Credit...........................             3,000
Miscellaneous........................................            10,000
                                                               --------

TOTAL................................................          $545,000
                                                               ========

(1) Actual expenses based upon the registration of 800,000 shares at $10.00 per share. All other expenses are estimated.


Item 26.  Recent Sales of Unregistered Securities

One hundred (100) shares of common stock of the Company were sold to John W. Marhefka, Jr., President and Chief Executive Officer of the Company, at a cost of $1.00 per share on the condition that such shares shall be redeemed and cancelled prior to the completion of the sale of the Company's common stock contemplated by this registration statement.

Item 27.  Exhibits

The exhibits filed as a part of this Registration Statement are as follows:

(a) List of Exhibits (filed herewith unless otherwise noted)

 1.1 Engagement Letter between State Capital Bancorp and Charles Webb & Company, A Division of Keefe, Bruyette & Woods, Inc.
 1.2 Draft Form of Underwriting Agreement between State Capital Bancorp and Charles Webb & Company, A Division of Keefe, Bruyette & Woods, Inc.*
 3.1     Articles of Incorporation of State Capital Bancorp, Inc.
 3.2     Bylaws of State Capital Bancorp, Inc.
 3.3     Form of Articles of Incorporation of State Capital Bank
 3.4     Bylaws of State Capital Bank
 4.0     Draft Stock Certificate of State Capital Bancorp, Inc.
 5.0     Opinion of Muldoon, Murphy & Faucette re: legality
10.1 Employment Agreement between State Capital Bancorp, Inc. and John W. Marhefka, Jr.
10.2     Form of State Capital Bancorp, Inc. Stock Option Plan*
10.3     Form of State Capital Bancorp, Inc. Warrant Agreement*
10.4 Escrow Agreement between State Capital Bancorp, Inc. and the First National Bank of Maryland
23.1     Consent of Muldoon, Murphy & Faucette
23.2     Consent of Rowles & Company, LLP
24.1 Powers of Attorney (appears on the signature pages to the Registration Statement on Form SB-2).
27.0     Financial Data Schedule


*To be filed by amendment.

Item 28.  Undertakings.

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration
                  Statement:

                  (i) To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any additional or changed information on the plan of distribution;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the end of the offering.

        The undersigned Registrant hereby undertakes to furnish stock certificates to or in accordance with the instructions of the respective purchasers of the Common Stock, so as to make delivery to each purchaser promptly following the closing under the Plan of Conversion.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Annapolis, State of Maryland, on January 13, 1997.

State Capital Bancorp, Inc.


By:
         ---------------------------------------------------
         John W. Marhefka, Jr.
         Chairman of the Board, President,
         Chief Executive Officer and Chief Financial Officer

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.



      Name                                     Title                                                   Date


---------------------------------------        Chairman of the Board, President,                  January 13, 1997
John W. Marhefka, Jr.                          Chief Executive Officer and Chief
                                               Financial Officer (principal executive officer,
                                               principal accounting and financial officer)



---------------------------------------        Director                                           January 13, 1997
Michael J. Bermel


---------------------------------------        Director                                           January 13, 1997
William G. Chavanne


---------------------------------------        Director                                           January 13, 1997
Ronald E. Gardner


---------------------------------------        Director                                           January 13, 1997
Stanley J. Klos, Jr.


---------------------------------------        Director                                           January 13, 1997
James W. Thomasson, Sr.


---------------------------------------        Director                                           January 13, 1997
Philip M. Wackerhagen


---------------------------------------        Director                                           January 13, 1997
Michael B. Monias

CONFORMED
                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certified that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Annapolis, State of Maryland, on January 13, 1997.

State Capital Bancorp, Inc.


By:      /s/ John W. Marhefka, Jr.
         ---------------------------------------------------
         John W. Marhefka, Jr.
         Chairman of the Board, President,
         Chief Executive Officer and Chief Financial Officer

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


      Name                                     Title                                                   Date

/s/ John W. Marhefka, Jr.                      Chairman of the Board, President,                  January 13, 1997
-----------------------------------            Chief Executive Officer and Chief
John W. Marhefka, Jr.                          Financial Officer (principal executive officer,
                                               principal accounting and financial officer)



/s/ Michael J. Bermel                          Director                                           January 13, 1997
------------------------------------
Michael J. Bermel


/s/ William G. Chavanne                        Director                                           January 13, 1997
----------------------------------
William G. Chavanne


/s/ Ronald E. Gardner                          Director                                           January 13, 1997
------------------------------------
Ronald E. Gardner


/s/ Stanley J. Klos, Jr.                       Director                                           January 13, 1997
--------------------------------------
Stanley J. Klos, Jr.


/s/ James W. Thomasson, Sr.                    Director                                           January 13, 1997
---------------------------------
James W. Thomasson, Sr.


/s/ Philip M. Wackerhagen                      Director                                           January 13, 1997
----------------------------------
Philip M. Wackerhagen


/s/ Michael B. Monias                          Director                                           January 13, 1997
-----------------------------------
Michael B. Monias

                               POWERS OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints John W. Marhefka, Jr. as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to the Form SB-2 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, and any rules and regulations promulgated thereunder, the foregoing Power of Attorney prepared in conjunction with the Registration Statement has been duly signed by the following persons in the capacities and on the dates indicated.

         NAME                                               DATE

---------------------------------------------         January 13, 1997
John W. Marhefka, Jr.
Chairman of the Board, President, Chief
Executive Officer and Chief Financial
Officer (principal executive officer, principal accounting and financial officer)
State Capital Bancorp, Inc.


---------------------------------------------         January 13, 1997
Michael J. Bermel
Director


---------------------------------------------         January 13, 1997
William G. Chavanne
Director


---------------------------------------------         January 13, 1997
Ronald E. Gardner
Director


---------------------------------------------         January 13, 1997
Stanley J. Klos, Jr.
Director


---------------------------------------------         January 13, 1997
James W. Thomasson, Sr.
Director


---------------------------------------------         January 13, 1997
Philip M. Wackerhagen
Director


---------------------------------------------         January 13, 1997
Michael B. Monias
Director

CONFORMED

                               POWERS OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints John W. Marhefka, Jr. as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to the Form SB-2 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, and any rules and regulations promulgated thereunder, the foregoing Power of Attorney prepared in conjunction with the Registration Statement has been duly signed by the following persons in the capacities and on the dates indicated.

         NAME                                                       DATE

/s/ John W. Marhefka, Jr.                                     January 13, 1997
-------------------------------------------------------
John W. Marhefka, Jr.
Chairman of the Board, President, Chief
Executive Officer and Chief Financial
Officer (principal executive officer, principal
accounting and financial officer)
State Capital Bancorp, Inc.


/s/ Michael J. Bermel                                         January 13, 1997
--------------------------------------------------------
Michael J. Bermel
Director

/s/ William G. Chavanne                                       January 13, 1997
------------------------------------------------------
William G. Chavanne
Director

/s/ Ronald E. Gardner                                         January 13, 1997
--------------------------------------------------------
Ronald E. Gardner
Director

/s/ Stanley J. Klos, Jr.                                      January 13, 1997
----------------------------------------------------------
Stanley J. Klos, Jr.
Director

/s/ James W. Thomasson, Sr.                                   January 13, 1997
-----------------------------------------------------
James W. Thomasson, Sr.
Director

/s/ Philip M. Wackerhagen                                     January 13, 1997
-----------------------------------------------------
Philip M. Wackerhagen
Director

/s/ Michael B. Monias                                         January 13, 1997
-----------------------------------
Michael B. Monias
Director

                                LIST OF EXHIBITS


List of Exhibits (filed herewith unless otherwise noted)

 1.1 Engagement Letter between State Capital Bancorp and Charles Webb & Company, A Division of Keefe, Bruyette & Woods, Inc.
 1.2 Draft Form of Underwriting Agreement between State Capital Bancorp and Charles Webb & Company, A Division of Keefe, Bruyette & Woods, Inc.*
 3.1     Articles of Incorporation of State Capital Bancorp, Inc.
 3.2     Bylaws of State Capital Bancorp, Inc.
 3.3     Form of Articles of Incorporation of State Capital Bank
 3.4     Bylaws of State Capital Bank
 4.0     Draft Stock Certificate of State Capital Bancorp, Inc.
 5.0     Opinion of Muldoon, Murphy & Faucette re: legality
10.1 Employment Agreement between State Capital Bancorp, Inc. and John W. Marhefka, Jr.
10.2     Form of State Capital Bancorp, Inc. Stock Option Plan*
10.3     Form of State Capital Bancorp, Inc. Warrant Agreement*
10.4 Escrow Agreement between State Capital Bancorp, Inc. and the First National Bank of Maryland
23.1     Consent of Muldoon, Murphy & Faucette
23.2     Consent of Rowles & Company, LLP
24.1 Powers of Attorney (appears on the signature pages to the Registration Statement on Form SB-2).
27.0     Financial Data Schedule

__________________________
*To be filed by amendment.